Exhibit 10.17

STOCK PURCHASE AND MERGER AGREEMENT

DATED AS OF DECEMBER 20, 2010

By and Among

CENTRAL CAN COMPANY, INC.

PHOENIX MERGER SUB, INC.

PHOENIX CONTAINER, INC.

CERTAIN STOCKHOLDERS OF PHOENIX CONTAINER, INC.

AND

KENNETH SOKOLOFF, as Seller Representative

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(continued)

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(continued)

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Page

EXHIBITS

Exhibit A	–	Form of Escrow Agreement

Exhibit B	–	Form of Lease Amendment for 1200 Airport Road Property

Exhibit C	–	Form of Lease Termination for 70 Spyglass Way Property

Exhibit D	–	Form of License Agreement re 1200 Airport Road

Exhibit E	–	Form of Press Release

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STOCK PURCHASE AND MERGER AGREEMENT

THIS STOCK PURCHASE AND MERGER AGREEMENT (this “Agreement”), dated as of December 20, 2010, is made by and among CENTRAL CAN COMPANY, INC., a Delaware corporation (“Central Can”), PHOENIX MERGER SUB, INC, a Nevada corporation and wholly-owned subsidiary of Central Can (the “Purchaser”), PHOENIX CONTAINER, INC., a Nevada corporation (the “Company”), the Persons identified as “SELLERS” on the signature pages attached hereto (collectively, the “Sellers” and, each, a “Seller”), Kenneth Sokoloff, in his capacity as the Seller Representative (as such term is defined in Section 7.5 hereof), and solely for purposes of Section 6.3 hereof, BWAY Corporation (“BWAY”). Certain terms used herein are defined in Article VIII hereof.

RECITALS

WHEREAS, the Company is engaged in the business of manufacturing, distribution and sale of metal pails sized two (2) gallons to seven (7) gallons and the distribution and sale of container products of the type manufactured for the Company by Blechwarenfabrik Limburg GmbH (the “Business”);

WHEREAS, the issued and outstanding capital stock of the Company as of the date hereof consists of 2,208.49 Shares;

WHEREAS, the Sellers collectively own 2,177.79 of the Shares (such Shares, the “Purchased Shares”);

WHEREAS, Sellers desire to sell, transfer and assign the Purchased Shares to Purchaser, and Purchaser desires to purchase the Purchased Shares from the Sellers, on the terms and subject to the conditions set forth herein;

WHEREAS, the individuals listed on Annex B attached hereto (the “Other Shareholders”) collectively own 30.70 of the Shares (such Shares, the “Remaining Shares”);

WHEREAS, immediately following the purchase of the Purchased Shares by the Purchaser, Purchaser will, pursuant to Chapter 92A, Section 180 of the Nevada Code, merge with and into the Company with the Company surviving the merger and the Purchaser ceasing to exist (the “Merger”); and

WHEREAS, to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereunder, each of the Sellers is willing to be bound by the Restrictive Covenants applicable to such Seller.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; CLOSING

1.1 Purchase and Sale of Shares. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing, Purchaser shall purchase from each Seller and each Seller shall sell convey, assign, transfer and deliver to Purchaser, the Purchased Shares owned by such Seller, free and clear of any Liens, for an aggregate purchase price to each Seller equal to such Seller’s Pro Rata Share multiplied by the Purchase Price.

1.2 Estimated Closing Purchase Price. For purposes of this Agreement, (a) the “Estimated Closing Cash Amount” means $55,646, being the Sellers’ good faith estimate of the Closing Cash Amount, (b) the “Estimated Closing Indebtedness” means $8,357,118, being the Sellers’ good faith estimate of the Closing Indebtedness, and (c) the “Estimated Closing Net Working Capital” means $5,400,000, being the Sellers’ good faith estimate of the Closing Net Working Capital. On the basis of the foregoing, the “Estimated Closing Purchase Price” shall be $31,243,989, being the result equal to (i) $40,000,000, plus (ii) the Estimated Closing Cash Amount, plus (iii) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, minus (v) the Estimated Closing Indebtedness, minus (vi) the Aggregate Merger Consideration.

1.3 The Closing. The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 A.M. on date hereof upon the delivery or waiver of the items set forth in Sections 2.1 and 2.2, or on such other date and time as Purchaser and Seller shall mutually agree in writing. The date of the Closing is referred to as the “Closing Date.” At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article II below:

(a) The closing certificates and other documents and agreements required to be delivered pursuant to this Agreement (including all certificates, documents and agreements set forth in Article II) with respect to the Closing will be exchanged;

(b) The Purchaser shall pay to an escrow account at Wells Fargo Bank, National Association (the “Escrow Agent”) pursuant to the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) cash in an amount equal to $8,000,000 (the “Escrow Amount”) for deposit into an escrow account (the “Escrow Account”) to be held and disbursed in accordance with the terms of the Escrow Agreement;

(c) The Purchaser shall, by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative in a written notice to Purchaser prior to the Closing, pay to each Seller an amount equal to (i) such Seller’s Pro Rata Share multiplied by (ii) the excess of (w) the Estimated Closing Purchase Price, minus (x) the Escrow Amount, minus (y) the Phoenix Closing Funded Amount; and

(d) The Purchaser shall, by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative in a written notice to Purchaser prior to the Closing, pay the Phoenix Closing Funded Amount as directed by the Seller Representative.

Notwithstanding the foregoing, by his execution and delivery hereof, Josh Sokoloff hereby directs the Purchaser to reduce the portion of the amount to be paid to him pursuant to Section 1.3(c) by an amount equal to $46,019.55 (the “Salaried Employee Bonus Amount”) and the Purchaser shall instead deposit the Salaried Employee Bonus Amount with the Company for payment of a one-time one-week bonus to salaried employees of the Company as of the Closing Date. The Parties agree that the Salaried Employee Bonus Amount shall not be considered an asset or a liability of the Company in the computation of any of Closing Cash Amount, Closing Indebtedness or Closing Net Working Capital.

1.4 Post Closing Adjustment. The Estimated Closing Purchase Price shall be subject to adjustment following the Closing as follows:

(a) As soon as reasonably practicable, and in any event within sixty (60) days after the Closing Date, Central Can shall deliver to the Seller Representative a written statement (the “Initial Statement”) setting forth its calculations of each of the Closing Cash Amount, the Closing Indebtedness and the Closing Net Working Capital, as determined by reference to the relevant provisions of this Agreement, and on the basis of the foregoing, its calculation of the Final Purchase Price.

(b) Following the receipt by the Seller Representative of the Initial Statement, Central Can shall permit the Seller Representative and its representatives to have access during normal business hours to the books, records and other documents pertaining to or used in connection with preparation of the Initial Statement; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and such investigation is conducted at the expense of the Seller Representative (on behalf of the Sellers); provided further, that in the event such access is not granted to the Seller Representative and its representatives, the Seller Representative may, upon written notice to Central Can, extend the Objection Period (as defined below) for each day during which such access was not granted. Subject to the execution and delivery of any non-reliance or similar letter requested by the Company, the Seller Representative and its accountants may make reasonable inquiries of Central Can, the Company and their respective employees, accountants and representatives during normal business hours regarding questions concerning the Initial Statement arising in the course of their review thereof, and Central Can and the Company shall use their commercially reasonable efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries. On or prior to the thirtieth (30th) day after the Seller Representative’s receipt of the Initial Statement (as such may be extended by the Seller Representative pursuant to the first sentence of this Section 1.4(b), the “Objection Period”), the Seller Representative may give Central Can a written notice stating in reasonable detail any objections (an “Objection Notice”) that it may have to the calculations of Closing Cash Amount, Closing Indebtedness or Closing Net Working Capital; provided that the only bases on which an objection may be set forth in an Objection Notice is that Closing Cash Amount, Closing Indebtedness or Closing Working Capital, as applicable, was not calculated in accordance with this Agreement or for mathematical or other error in calculation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any item or calculation included in the calculations of any of the Closing Cash Amount, Closing Indebtedness and the Closing Net Working Capital set forth in the Initial Statement which is not specifically objected to, or which is not otherwise reasonably related to a specific objection, in an Objection Notice shall be deemed final and binding upon the parties hereto. If no Objection Notice is delivered within the Objection Period, the calculations of the Closing Cash Amount, Closing Indebtedness and the Closing Net Working Capital will be final and binding upon the parties hereto.

(c) If the Seller Representative gives a timely Objection Notice as described in Section 1.4(b) above, then Central Can and the Seller Representative will negotiate in good faith to resolve their disputes regarding the Initial Statement. If Central Can and the Seller Representative are unable to resolve all disputes regarding the calculations set forth in the Initial Statement that are set forth in the Objection Notice on or prior to the twentieth (20th) day after the delivery of the Objection Notice or such longer period as Central Can and the Seller Representative may agree in writing, then Central Can and the Seller Representative will, within five (5) Business Days thereafter, mutually retain such independent firm as may be agreed by Central Can and the Seller Representative (the “Independent Arbitrator”), and shall instruct the Independent Arbitrator to resolve the dispute as soon as practicable, and in any event within thirty (30) days, and Central Can and the Seller Representative and their respective agents shall cooperate with the Independent Arbitrator during its engagement. Each of Central Can and the Seller Representative agree that it shall not engage, or agree to engage the Independent Arbitrator to perform any services other than as the Independent Arbitrator pursuant hereto until the Final Purchase Price is finally determined pursuant to this Section 1.4. The Independent Arbitrator shall only decide the specific items under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Agreement (it being understood that in making such decision, the Independent Arbitrator shall be functioning as an expert and not as an arbitrator). In resolving any Disputed Item, the Independent Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Arbitrator’s determination shall be based solely on presentations by Central Can and the Seller Representative (i.e. not on independent review) and on the definitions and other terms included herein. Such determination by the Independent Arbitrator will, absent manifest error, be final and binding upon the parties hereto, will not be subject to appeal and will be used for all purposes of this Section 1.4 for the final calculations of Closing Indebtedness, and the Closing Net Working Capital and, on the basis of the final calculations thereof, the calculation of the Final Purchase Price. The fees and expenses of the Independent Arbitrator (i) shall be borne by the Seller Representative (on behalf of the Sellers), in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by the Seller Representative (as finally determined by the Independent Arbitrator) bears to the aggregate dollar amount of such submitted Disputed Items and (ii) shall be borne by the Company in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by the Seller Representative (as finally determined by the Independent Arbitrator) bears to the aggregate dollar amount of such submitted Disputed Items. Central Can and the Seller Representative agree to execute, if requested by the Independent Arbitrator, a reasonable engagement letter, including customary indemnification provisions in favor of the Independent Arbitrator. Central Can and the Seller Representative shall cooperate with the Independent

Arbitrator and as promptly as practicable provide all documents and information reasonably requested by the Independent Arbitrator.

(d) Payment of Purchase Price Adjustment.

(i) If the Final Purchase Price (as finally determined pursuant to this Section 1.4) is greater than the Estimated Closing Purchase Price (such excess the “Excess Amount”), Central Can shall make payment by wire transfer of immediately available funds to each Seller in an amount determined by multiplying (x) such Seller’s Pro Rata Share by (y) the Excess Amount, together with interest on such payment at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(ii) If the Estimated Closing Purchase Price is greater than the Final Purchase Price, the Sellers (on a joint and several basis) shall make payment by wire transfer of immediately available funds to the Company (or to Central Can, if directed by Central Can) of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment. At the election of Central Can, any amount owing to the Company under this Section 1.4(d) may first be satisfied from the Escrow Account.

(iii) Any amount to be paid pursuant to this Section 1.4(d) will be paid within five (5) Business Days of the determination of the Final Purchase Price in accordance with this Section 1.4 and will be treated as an adjustment to the Final Purchase Price for all purposes.

1.5 Tax Withholdings. Notwithstanding anything in this Agreement to the contrary, Central Can and the Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Central Can and the Purchaser are required to deduct and withhold with respect to the making of such payments under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

1.6 Guaranty Escrow Loan. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that, prior to the Adjustment Calculation Time and prior to the Closing, the Company had borrowed an additional $1,000,000 (which shall be included in the computation of Closing Indebtedness) from Provident Bank to make an advance capital contribution to Phoenix Closing, on behalf of the Sellers, in an amount equal to the Guaranty Escrow Loan Amount in connection with the termination of a Company Guaranty. The parties agree that the additional $1,000,000 in cash, or any obligation of the Sellers or Phoenix Closing to repay such amount, is not being included in the definition of Closing Cash Amount or as an asset or contra-liability in Closing Net Working Capital (with it being understood and agreed that such repayment is occurring in full by inclusion of the Liabilities with respect thereto in the computation of Closing Indebtedness and reduction of the amounts otherwise payable to Sellers hereunder as a consequence of the inclusion of such Liabilities in the computation of Closing Indebtedness and other than by inclusion of such amounts in the computation of Closing Indebtedness, the Company shall not otherwise seek recovery from the Company or the Sellers in respect of the Guaranty Escrow Loan). The Sellers agree that they shall cause Phoenix Closing to comply with its obligations under the letter agreement, dated December 17, 2010, among Provident Bank, Phoenix Closing and the Company regarding the termination of the Company Guaranty with respect to 1202 Airport Road, North Brunswick, New Jersey 08902.

1.7 Sokoloff Bonus Amount. It is acknowledged and agreed that, for all purposes of this Agreement, (a) the Sokoloff Cash Bonus Amount shall be treated as though it was paid to Josh Sokoloff by the Company prior to the Adjustment Calculation Time, (b) the Sokoloff Exercise Amount shall be treated as though it was paid to the Company by Josh Sokoloff prior to the Adjustment Calculation Time, (c) neither the Sokoloff Cash Amount nor the Sokoloff Exercise Amount shall be included in the computation of Closing Cash Amount, Closing Indebtedness or Closing Net Working Capital, and (d) the withholding on amounts payable to Josh Sokoloff hereunder are being calculated to include, without duplication, withholdings with respect to the Sokoloff Cash Bonus Amount.

ARTICLE II

CLOSING DELIVERIES

2.1 Closing Deliveries of the Sellers. The Sellers shall deliver the following to Purchaser at the Closing, unless waived in writing by the Purchaser:

(a) an affidavit, executed by the Company under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), along with written authorization for the Purchaser to deliver such form to the Internal Revenue Service of behalf of the Company upon Closing;

(b) a good standing or similar certificate of the Company from its jurisdiction of formation dated within five (5) days prior to the Closing Date;

(c) the original certificates representing the Purchased Shares, and duly executed stock powers in proper form for transfer;

(d) the articles of incorporation and by-laws of the Company and the resolutions of the board of directors of the Company authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, in each case, certified by an officer thereof;

(e) with respect to each bank account listed on Schedule 2.1(e), a bank account assignment in form and substance reasonably satisfactory to Purchaser;

(f) such collateral access agreements, non-disturbance agreements, landlord consents, lien waivers and estoppels certificates with respect to any Leased Real Property as Purchaser has requested;

(g) a written resignation from (i) each member of the board of directors and (ii) each officer of the Company, in each case in their capacity as such, effective as of the Closing, which resignation from each director includes (x) a full release of the Company for all claims for fees or other compensation for service in such capacity and (y) a full release of such board member or officer, as applicable, for all claims of the Company against such board member or officer in his or her capacity as such; provided that the foregoing releases shall not release any claims of the Company arising from the intentional misconduct, fraud or knowing violation of Law, any rights under any contract to which such director or officer is party or subject that has not been terminated prior to the Closing, any defense or counterclaim in any suit initiated by such officer or director or any rights or claims arising under this Agreement or other agreements entered into in connection herewith or otherwise in connection with the transactions contemplated hereby;

(h) invoices for payment in full from any Person to whom Company Expenses are to be paid (including McDermott, Will & Emery LLP and Westlake Securities), and for all other Closing Indebtedness (other than the Company Expenses), payoff letters in customary form for the payment in full and complete satisfaction of the Closing Indebtedness, the release of all Liens on such Closing Indebtedness subject only to the payment of the amount included in such Closing Indebtedness and the termination of all collateral arrangements, in each case in form and substance reasonably satisfactory to the Purchaser (collectively, the “Payoff Letters”);

(i) all permits, authorizations, consents and approvals set forth on Schedule 2.1(i) (the “Required Consents”), in each case, in a form reasonably acceptable to Purchaser;

(j) the Escrow Agreement, executed and delivered by each of the Escrow Agent and the Seller Representative;

(k) an amendment to the Lease in the form of Exhibit B attached hereto pertaining the Leased Real Property located at 1200 Airport Road, North Brunswick, New Jersey, which property is owned by Affiliates of the Company and leased to the Company (the “1200 Airport Road Lease Amendment”), executed and delivered by the landlord party thereto;

(l) a termination of the Lease in the form of Exhibit C attached hereto pertaining to the Leased Real Property located at 70 Spyglass Way, Palm Beach Gardens, Florida, executed and delivered by parties thereto;

(m) an acknowledgement and release executed and delivered by Joshua Sokoloff and the Company, in form and substance reasonably satisfactory to the Purchaser, which acknowledgement states that Joshua Sokoloff has been issued, prior to the Closing Date, all 226.30 Shares contemplated by the Sokoloff Letter Agreement, acknowledging and agreeing that the Sokoloff Letter Agreement has been terminated and that the Company has no further obligations thereunder or for any additional equity interests or rights to acquire equity interests of the Company;

(n) a License Agreement in the form attached hereto as Exhibit D with respect to certain additional space used by the Company at 1200 Airport Road, North Brunswick, New Jersey, executed and delivered by the landlord party thereto (the “License Agreement”);

(o) an acknowledgement and waiver, in form and substance reasonably satisfactory to the Purchaser, executed and delivered by each Person who has been granted Phoenix Bonus Options pursuant to which each such Person has acknowledged and agreed that such Person no longer has any right, title or interest in or to any “Phoenix Bonus Options” and is not entitled to any further payments or distributions from the Company in respect thereof, and acknowledging that the Company no longer has any obligations or Liabilities with respect thereto;

(p) an acknowledgement and release, in form and substance reasonably satisfactory to the Purchaser, executed and delivered by the Company and each respective beneficiary thereof of all Company Guaranties, in each case, without further Liability to or payments due from the Company with respect thereto;

(q) an acknowledgement, waiver and release, in form and substance reasonably satisfactory to the Purchaser, executed and delivered by each of Mike Sakimura and Thomas Bartkovich, pursuant to which each acknowledges the termination of their respective Repurchase Agreement and the termination and full release of all of the Company’s Liabilities or other obligations with respect thereto upon payment of the consideration set forth therein, and acknowledges that all right, title and interest in and to all of the shares referenced in such Repurchase Agreements have been transferred for no additional consideration, other than that specified therein.

(r) an appraisal rights notice and information statement to be delivered to holders of the Remaining Shares as part of the Merger or a written consent to the Merger, in each case in form and substance reasonably satisfactory to the Purchaser;

(s) a waiver executed and delivered by each Person entitled to any Excess Payments pursuant to which each such Person has agreed to waive any right or entitlement to any Excess Payments are entitled, unless any requisite stockholder approval of those payments and benefits are obtained, together with an approval of such Excess Payments by the stockholders of the Company in a manner satisfying all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, in each case in form and substance reasonably satisfactory to the Purchaser; and

(t) the Repairs Side Letter, duly executed by Phoenix Closing and the Company.

2.2 Closing Deliveries of the Purchaser and Central Can. The Purchaser and/or Central Can shall deliver the following to the Sellers and applicable third parties at Closing, unless waived in writing by the Seller Representative:

(a) the Escrow Agreement, executed and delivered by Central Can;

(b) a good standing or similar certificate of each of Purchaser and Central Can from their respective jurisdictions of formation, in each case dated within five (5) days prior to the Closing Date; and

(c) certified copies of the resolutions of the respective boards of directors of the Purchaser and Central Can authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As a material inducement to the Purchaser and Central Can to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers hereby represents and warrants to the Purchaser and Central Can as of the Closing Date as follows (provided that, for the avoidance of doubt, in the absence of fraud, the rights and remedies of Central Can and the Purchaser with respect to any breach of the following representations and warranties are subject to Article VI):

3.1 Organization; Authority; No Breach.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and the Company is qualified to do business in every jurisdiction in which the failure to be so qualified would reasonably be expected to be material to the Company. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Governing Documents which have been furnished to Purchaser’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The Company is not in default under or in violation of any provision of its Governing Documents.

(b) The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Company is a party have been duly authorized by the Company. This Agreement and all other Transaction Documents to which the Company is a party or by which the Company is bound, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity in connection with the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 3.1(c), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Governing Documents of the Company, (ii) violate any Order or

Law, or (iii) conflict with, result in a breach of, constitute a default under, result (either alone or in combination with another event) in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the obligation to make any payment (including any change of control, severance or similar payments) or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

(d) Other than approval of the Purchaser’s board of directors, no approval of the Company or any holder of Shares is required to approve the Merger in accordance with the Nevada Code. No “fair price”, “moratorium”, “control share acquisition” or other takeover, antitakeover or other similar Law is applicable to the Company, the Shares, the Merger or the other transactions contemplated hereby. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.2 Capitalization.

(a) The authorized and the issued and outstanding equity interests of the Company are set forth on Schedule 3.2(a), all of which are owned in the aggregate by the Sellers (in the case of the Purchased Shares) and the Persons listed on Annex B (in the case of the Remaining Shares). Other than the Purchased Shares and the Remaining Shares, there are no issued or outstanding equity interests of the Company. All shares of capital stock listed as being repurchased or subject to repurchase have been paid for by the Company in full prior to the Adjustment Calculation Time and no such shares are issued or outstanding. All shares of stock of the Company issuable to Josh Sokoloff under the Sokoloff Letter Agreement have been validly issued and are outstanding and Josh Sokoloff has no further rights to have stock issued to him under the Sokoloff Letter Agreement or otherwise. Each of the Purchased Shares and the Remaining Shares have been duly authorized, are validly issued and held of record and owned beneficially by the Persons and in the manner described on Schedule 3.2(a), free and clear of all Liens, and are not subject to, nor issued in violation of, any preemptive rights or rights of first refusal and, as of the date hereof, are not subject to any vesting or other restriction. Other than as set forth on Schedule 3.2(a), there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of the Company’s equity interests (other than this Agreement). There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the equity interests of the Company. Other than as set forth on Schedule 3.2(b), the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests.

(b) The Company has delivered or caused to be delivered to Purchaser true, accurate and complete copies of the ownership ledgers (or the equivalent documents) of the Company, which ownership ledgers (or the equivalent documents) reflect all issuances, transfers, repurchases and cancellations of any equity interests of the Company.

3.3 Subsidiaries. The Company does not have any Subsidiaries. Except as set forth on Schedule 3.3, the Company does not own or hold the right to acquire any shares of stock or any other equity interest in any other Person or have any obligations to make any investment in any Person. The Company does not have any obligation to make any capital contribution, to purchase any equity interests or to pay any amount to any Person listed on Schedule 3.3, other than payments of amounts in the ordinary course of business to the extent included in the computation of Closing Net Working Capital. True and complete copies of the Governing Documents of any Person listed on Schedule 3.3 and any shareholders agreement relating thereto have been delivered to the Purchaser.

3.4 Financial Statements.

(a) Attached hereto as part of Schedule 3.4(a) are the (i) audited consolidated balance sheet of the Company as of December 31, 2008 and as of December 31, 2009, and the related statements of income and cash flows for the twelve month periods then ended, together with a copy of the accountant’s report thereon and a consolidating schedule and (ii) the unaudited consolidated balance sheet of the Company as of October 31, 2010 (the “Most Recent Balance Sheet”), and the related statement of income and cash flows for the ten (10) month period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.” Except as set forth on Schedule 3.4(b), each of the Financial Statements (including in all cases the notes thereto, if any) (x) has been prepared from, and is in accordance with, the books and records of the Company, (y) fairly presents, in all material respects, the financial condition, operating results and cash flows of the Company and (z) has been prepared in accordance with GAAP, consistently applied throughout such Financial Statements and the periods covered thereby (except, in the case of the Financial Statements described in clause (ii) above, for the lack of footnote disclosure and normal year end adjustments (which will not be material individually or in the aggregate)). The reserves reflected in the Financial Statements are appropriate and reasonable. The books and records of the Company have been maintained in accordance with good business and bookkeeping practices.

(b) The inventory of the Company is located entirely at the locations listed on Schedule 3.4(b).

3.5 Absence of Undisclosed Liabilities. The Company does not have any Liabilities and, to the Knowledge of the Company, there is no basis for, any proceeding, hearing, investigation, charge, complaint or claim with respect to any Liabilities, except for (i) Liabilities to the extent reflected on the face of the Most Recent Balance Sheet, (ii) Liabilities of the type reflected on the face of the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practice (none of which relates to breach of any material contract, tort, infringement, environmental, health or safety matter, or violation of any Law, or any related action, suit or proceeding) and (iii) Liabilities described on Schedule 3.5.

3.6 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.6, since the date of the Most Recent Balance Sheet:

(a) the Company has conducted its Business only in the ordinary course of business consistent with past practice;

(b) the Company has not suffered any damage, destruction or casualty loss exceeding $100,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(c) there has occurred no fact, event or circumstance which, individually or in the aggregate, has had or will have a Material Adverse Effect;

(d) the Company has used all commercially reasonable efforts to preserve the relationships with its customers, workforce, suppliers, and others having business dealings with the Business;

(e) the Company has not amended or authorized any amendment of its Governing Documents or corporate structure;

(f) the Company has not (i) issued, delivered, sold, transferred, granted, pledged, disposed of or otherwise encumbered any equity securities of the Company, or granted any options, calls, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, (ii) paid any Indebtedness, declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, any securities (whether in cash or kind), in each case, such that Cash would be paid out or otherwise distributed after the Adjustment Calculation Time, (iii) split, combined or reclassified any of the outstanding securities of the Company, or (iv) purchased, redeemed or otherwise acquired or offered to acquire (directly or indirectly) or disposed of any securities of the Company;

(g) the Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or merged or consolidated the Company with any other Person;

(h) the Company has not failed to maintain in all material respects its books and records in accordance with GAAP or made any change in annual accounting period or any material method of accounting or Tax, pension, actuarial or accounting practice, policy, principle or procedure, except as required by any changes in the GAAP or applicable Law; prepared or filed any Tax Return inconsistent with past practice or, on any Tax Return, took any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(i) the Company has not made or changed any material election, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(j) the Company has not failed to pay any Taxes as they became due and payable;

(k) the Company has not incurred, authorized or committed to make any capital expenditure (or series of related capital expenditures) that exceeds $100,000 in the aggregate;

(l) the Company has not made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the ordinary course of business consistent with past practice;

(m) the Company has not made any loan (except advances in the ordinary course of business consistent with past practice) to, or made, granted or promised any bonus or any wage or salary increase or made or promised any other change in employment or compensation terms for, or entered into any other transaction with, any employee, officer or director, except in the ordinary course of business consistent with past practice;

(n) except to the extent required by applicable Law or as contemplated in Section 3.14 herein, the Company has not entered into, adopted, amended, modified or terminated any pension, retirement, welfare, bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of the current or former officers, managers or directors or any of its current or former employees of the Company or committed to do any of the foregoing (or took any such action with respect to any other Employee Plan);

(o) the Company has not sold, leased, assigned, transferred, licensed, sublicensed, encumbered or otherwise disposed of any asset, except in the ordinary course of business consistent with past practice, or disclosed any Confidential Information to any Person (other than to the Purchaser, Central Can and Central Can’s representatives, agents (including lenders), attorneys and accountants), other than in the ordinary course of business in circumstances in which reasonable confidentiality restrictions have been imposed;

(p) the Company has not changed its cash management practices or canceled any debts owed to or claims held by the Company;

(q) the Company has not mortgaged or encumbered or permitted any of the Company’s assets to become subject to any Liens, other than Permitted Liens;

(r) the Company has not entered into, terminated, modified or amended any Material Contract (other than extensions at the end of a term in the ordinary course of business consistent with past practice, which extensions shall not subject the Company to materially different terms than those to which the Company was subject under the term just ended), or waived any material default under, or released, settled or compromised any material claim against the Company or liability under any Material Contract, or entered into any new contracts, agreements, leases or subleases, except contracts or agreements made in the ordinary course of business consistent with past practice;

(s) the Company has not accelerated the collection of accounts receivable, delayed the purchase of supplies, delayed capital expenditures, repairs or maintenance, or delayed payment of accounts payable or accrued expenses;

(t) the Company has not made any loan or engaged in any transactions with, or entered into any contracts or agreements with, any Affiliates of the Company, except to the extent required by any existing Material Contracts;

(u) the Company has not settled any Action (A) involving amounts due or alleged to be due to or from the Company in an amount, in the aggregate, exceeding $100,000 or would otherwise impose any material restrictions on the business or operations of the Company; or (B) which involves any injunction or the imposition of equitable relief;

(v) the Company has not communicated with employees of the Company regarding the compensation, benefits or other treatment that they will receive in connection with the transactions contemplated by this Agreement, other than any such communications which were consistent with prior directives or documentation provided to the Company by Purchaser and/or Central Can;

(w) the Company has not incurred any Indebtedness, or redeemed, repurchased, prepaid, defeased, canceled, incurred or otherwise acquired any Indebtedness, or entered into any contract, agreement or other arrangement to do any of the foregoing or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Company or assumed, guaranteed or endorsed, or otherwise became responsible for, the obligations of any Person for borrowed money, except for such Indebtedness incurred in the ordinary course of business consistent with past practices or under the Debt Instruments in an aggregate amount not exceeding the maximum amount authorized under that agreement at any time outstanding; and

(x) the Company has not taken, offered, proposed or authorized any of, or committed or agreed to take any of, the foregoing.

3.7 Title to Personal Property. Except as set forth on Schedule 3.7, the Company has good and valid title to, a valid leasehold interest in, or a valid license to use, the personal property and assets, tangible or intangible, shown on the Most Recent Balance Sheet or acquired thereafter prior to the date hereof, free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business consistent with past practice, (ii) Permitted Liens and (iii) properties and assets which are not material to the Business.

3.8 Tax Matters. Except as set forth on Schedule 3.8:

(a) the Company has prepared, duly and timely filed, or caused to be duly and timely filed, with the appropriate taxing authorities all Tax Returns required to be filed with respect to the Company, all such Tax Returns were true, accurate and complete in all respects and the Company has timely paid all Taxes owed and payable by it (whether or not shown or required to be shown on any Tax Return);

(b) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company;

(c) the unpaid Taxes of the Company: (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

(d) no Tax audits, claims, examinations, disputes, investigations or administrative or judicial Tax proceedings are being conducted with respect to the Company and the Company has not received any written notice from any taxing authority that any Tax audits, claims, examination, disputes, investigations or administrative or judicial Tax proceedings are pending or being conducted with respect to Company;

(e) the Company has not received from any taxing authority (including jurisdictions where the Company has not filed Tax Returns) any, and to the Knowledge of the Company none of the following are threatened: (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company;

(f) the Company has not waived any statute of limitations with respect to any Taxes that is still outstanding, agreed to any extension of time for filing any Tax Return that has not been filed, or consented to extend the period in which any Tax may be assessed or collected by any taxing authority that is still outstanding;

(g) no written claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(h) the Company is and has not been a party to any “listed transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b);

(i) the Company has deducted, withheld and timely paid to the appropriate governmental authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owning to any employee, stockholder, independent contractor, creditor, owner or other third party, and the Company has complied in all material respects with all reporting and record keeping requirements related thereto, including filing of Forms W 2 and 1099s (or other applicable forms);

(j) the Company has no indemnity or similar obligation as of or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code;

(k) the Company is not a party to or bound by any Tax allocation, sharing or indemnity agreement, or any similar agreement;

(l) the Company: (i) has not been a member of an affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502 6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

(m) the Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described (or intended to be described) in Section 355 or Section 361 of the Code;

(n) the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(o) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date or (F) election by the Company under Section 108(i) of the Code;

(p) the Company has disclosed on its federal Income Tax Returns all positions taken that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code;

(q) neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including any severance considered to be paid in connection with the transactions contemplated hereby), will result in any payment to any “disqualified individual” (as defined in Treasury Regulation 1.280G-1) that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law); and

(r) the Company has not granted any power of attorney with respect to any matters related to Taxes that is currently in force.

3.9 Contracts and Commitments.

(a) Except as set forth on Schedule 3.9(a), the Company is not a party to or bound by any written or oral:

(i) management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor, consultant or other Person on a full time, part time, consulting or other basis, or any other arrangement or understanding (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any Cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment or services of any employee, independent contractor, or consultant at any time for any lawful reason or for no reason without penalty or liability;

(ii) agreement or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company or any letter of credit arrangements, or any guarantee therefor;

(iii) lease or agreement under which the Company is a (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(iv) all agreements relating to the ownership of, investments in or loans and advances to any Person (other than advances to employees in the ordinary course of business consistent with past practice), including investments in joint ventures and minority equity investments and loans with respect thereto;

(v) inbound or outbound license, royalty, or other agreement with respect to any Intellectual Property Rights (except for license agreements for non customized commercially available off the shelf software) and all other agreements affecting, limiting or restricting the Company’s ability to use, enforce or disclose any Intellectual Property Rights, other than non-disclosure or confidentiality agreements entered into by the Company in the ordinary course of business;

(vi) contract or agreement prohibiting the Company from engaging in any business anywhere in the world;

(vii) agreement or commitment for the purchase by the Company of machinery, equipment or other personal property or refurbishment of the same for an amount in excess of $100,000;

(viii) agreement that provides any customer of the Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any agreement containing “most favored nation” provisions;

(ix) agreement with any Material Customer or Material Supplier;

(x) agreement with any Government Entity;

(xi) agreement involving the settlement of any Action with respect to which (i) any amounts remain unpaid or (ii) conditions precedent to the settlement thereof have not been satisfied;

(xii) agreement for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition of a significant portion of the assets or business of any other Person;

(xiii) indemnity agreement with any supplier to or customer of the Business under which the Company is obligated to indemnify such party against product warranty or infringement or similar claims;

(xiv) warranty contract with respect to the Company’s services rendered or its products sold, leased or licensed which contains terms and conditions that differ in any material respect from standard warranty terms and conditions provided to customers of the Company; and

(xv) any other contract, agreement or other arrangement or group of related contracts, agreements or other arrangements with the same party or group of affiliated parties that (A) involves payments over the life thereof by or to the Company in excess of $100,000 per year or $250,000 in the aggregate and which are not terminable by the Company upon thirty (30) days’ or less notice without premium or penalty or (B) are otherwise material to the Company, whether or not entered into in the ordinary course of business.

(b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 3.9(a) (the “Material Contracts”) are valid, binding, fully executed and enforceable as to the Company and, to the Knowledge of the Company, as to the other parties thereto, in accordance with their respective terms and will continue as such following the consummation of the transactions contemplated hereby, in each case subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally; (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) obtaining the necessary consents disclosed on Schedule 3.1(c). Except as set forth on Schedule 3.9(b), the Company has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and, to the Knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Material Contract and, to the Knowledge of the Company, there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract nor, to the Knowledge of the Company, is any such Material Contract subject to renegotiation prior to the Closing (or will be as a result of the consummation of the transactions contemplated herein). The Company has made available to the Purchaser true and complete copies of all Material Contracts, including all amendments thereto.

3.10 Intellectual Property Rights.

(a) Schedule 3.10(a) contains a complete and accurate list of all of the following that are owned by the Company: (i) patented or registered Intellectual Property Rights; (ii) pending patent applications or applications for registration of other Intellectual Property Rights; (iii) unregistered trademarks and service marks currently used in connection with any material product or service of the Company; and (iv) unregistered copyrights embodied in or necessary to any material product or service of the Company. To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable and none of the Company Intellectual Property has been misused.

(b) The Company owns all right, title and interest in and to all of the Intellectual Property Rights set forth on Schedule 3.10(a), and owns all right, title and interest in and to, or possesses a valid and enforceable right to use pursuant to a written Material Contract set forth on Schedule 3.9(a) or license agreements for non customized commercially available off the shelf software, all other Intellectual Property Rights used in, or necessary for, its Business as presently conducted and proposed to be conducted (collectively “Company Intellectual Property”), free and clear of all Liens except for Permitted Liens.

(c) Except as set forth on Schedule 3.10(c), (i) there are no Actions presently pending or, to the Knowledge of the Company, threatened against the Company contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property, (ii) the conduct of the Company’s Business as presently conducted and proposed to be conducted does not and will not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of other Persons, and the Company has not received any notice regarding the foregoing (including any demand or request that the Company license any Intellectual Property Rights from any Person), nor are the Sellers aware of any facts that indicate a likelihood of the existence of such infringement, misappropriation, dilution or violation, (iii) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any of the Company Intellectual Property, and (iv) the loss or expiration of any Company Intellectual Property owned by, issued to or licensed to the Company or related group of Company Intellectual Property has not and would not have a material effect on the Company, taken as a whole, and no such loss or expiration is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby).

(d) The transactions contemplated by this Agreement shall have no adverse effect on the Company’s right, title and interest in and to any Company Intellectual Property. The Company has taken steps commercially reasonable under the circumstances to maintain and protect all of the Company Intellectual Property. The Company has taken all reasonable steps to safeguard and maintain the information technology systems utilized in the operation of its Business as presently conducted and proposed to be conducted.

3.11 Litigation. Except as set forth on Schedule 3.11, there are, and since the date that is three (3) years immediately prior to the date hereof there have been, no Actions or Orders pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, including any Actions with respect to the transactions contemplated by this Agreement. Except as set forth on Schedule 3.11, the Company has not received any opinion or legal advice in writing to the effect that the Company is exposed from a legal standpoint to any Liability or disadvantage which may be material to the Company’s Business as previously or presently conducted. The Company is fully-insured with respect to each of the matters set forth on Schedule 3.11, subject to applicable deductibles, self-insured retentions and policy limits. Except as set forth on Schedule 3.11, no suit, Action or other proceeding, or injunction or final judgment, Order or decree relating thereto, exists or, to the Knowledge of the Company, is pending or threatened by or before any court or arbitrator or any Government Entity (or any quasi-judicial or administrative agency thereof) or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby or which prohibits the consummation of the transactions contemplated hereby.

3.12 Brokerage. Except for Westlake Securities (the unpaid fees and expenses for which shall be included as Company Expenses), there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company, the Seller Representative and/or the Sellers are a party or subject to. Other than contingent indemnification obligations, all obligations of the Company under any and all contracts or agreements with Westlake Securities shall be satisfied by the payment of the amount included in the invoice delivered pursuant to Section 2.1(h).

3.13 Employees. Except as otherwise disclosed on Schedule 3.13:

(a) with respect to the Company and the Business: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Company, no executive or manager of the Company: (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non competition, proprietary rights or other such agreement between such employee and any other Person that would be material to the performance of such employee’s employment duties, or the ability of such entity, BWAY or the Purchaser to conduct the business of such entity; (iii) no labor organization or group of employees has filed any representation petition or made any written or, to the Knowledge of the Company, oral demand for recognition; (iv) to the Knowledge of the Company, no union organization or decertification activities are underway or threatened, and no such activities have taken place in the past five (5) years; (v) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened; (vi) there is no workman’s compensation Liability, experience or matter outside the ordinary course of business and consistent with past practice; (vii) there is no employment-related Action of any kind pending or, to the Knowledge of the Company, threatened, relating to an alleged violation or breach by the Company (or any of its officers or directors in their capacities as such) of any Law or collective bargaining agreement and, to the Knowledge of the Company, there is no basis for any of the foregoing; and (viii) to the Knowledge of the Company, no employee or agent of the Company has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (vii) above.

(b) With respect to the transaction contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. The Company has not engaged in any employee layoff activities that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). The Company has complied in all material respects with all applicable Laws relating to employment, including provisions thereof relating to terms and conditions of employment, health and safety, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues, classification of employees for overtime purposes, classification of independent contractors and unemployment insurance.

(c) Schedule 3.13(c) contains a true and complete list as of the date hereof of (i) all employees of the Company having an annual salary in excess of $75,000 and (ii) the rate of all current compensation payable to each such employee, including any bonus, contingent or deferred compensation.

(d) Schedule 3.13(d) contains a true and complete list as of the date hereof of all Persons to whom the Company has issued those certain Phoenix Bonus Options (the “Phoenix Bonus Options”), including with respect to such Persons, the grant date, strike price, book value of a Share on the date of grant, vesting period and expiration period.

3.14 Employee Benefit Plans.

(a) Schedule 3.14 sets forth, as of the date hereof, a complete and correct list of each Employee Plan.

(b) Each Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and complies in form and operation in all material respects with applicable Law, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code.

(c) Except as set forth on Schedule 3.14(c), (i) none of the Employee Plans are subject to Title IV of ERISA, are Multiemployer Plans or provide for medical or life insurance benefits to retired or former employees of the Company (other than as required under COBRA and for which the covered individual pays the full cost of coverage); (ii) the Company does not have any Liability or potential Liability with respect to a plan subject to Title IV of ERISA, including as a result of the Company having been treated as a single employer with any Person (other than the Company) under Section 414 of the Code (an “ERISA Affiliate”); (iii) neither the Company nor any ERISA Affiliate would incur any liability under Section 4201 of ERISA if it withdrew from a Multiemployer Plan as of the date hereof; and (iv) neither the Company nor any ERISA Affiliate is bound by any contract or agreement implicating, or has any Liability described in, Sections 4204, 4212(c), or 4069 of ERISA, nor has any received notice that any Multiemployer Plan is in “endangered” or “critical” status under Section 432 of the Code, is insolvent or in reorganization within the meaning of Sections 4241 and 4245 of ERISA, respectively, or has experienced a “mass withdrawal” or “partition” within the meaning of Sections 4041A(a)(2) and 4233 of ERISA, respectively. No withdrawal liability (within the meaning of Section 4201 of ERISA) has been assessed against the Company or any ERISA Affiliate as of the date hereof and, to the Company’s Knowledge, there are no current circumstances which would give rise to or be expected to give rise to such an assessment.

(d) Neither the Company nor any employee, officer or director thereof has engaged in, and to the Knowledge of the Company, there have been no, transactions involving an

Employee Plan prohibited by Section 406 of ERISA or Section 4975 of the Code. No fiduciary (as defined in Section 3(21) of ERISA), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(e) All contributions, premiums and other payments (including all employer contributions and employee salary reduction contributions) that are due have been timely made to each Employee Plan and all such contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Employee Plan has any unfunded liability (including contributions, premiums and other payments for any period ending on or before the Closing Date that are not yet due) not accurately reflected on the Most Recent Balance Sheet.

(f) Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon an opinion letter from the Internal Revenue Service on the form of a prototype plan document to the effect that the form of such prototype plan document meets the requirements of Section 401(a) of the Code and no events have occurred that would reasonably be expected to adversely affect such qualified status.

(g) The Company has provided to the Purchaser (i) true and complete copies of each Employee Plan and amendments thereto (including written summaries of any unwritten Employee Plan), (ii) any related trust agreement or other funding instrument; (iii) with respect to an Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent Internal Revenue Service determination or opinion letter; (iv) the most recent summary plan description; (v) the most recent financial statements and any Form 5500 annual reports (including attached schedules); and (vi) the most recent withdrawal liability estimate, if any, received by the Company with respect to a Multiemployer Plan.

(h) There do not exist any pending or, to the Company’s Knowledge, threatened Actions (other than routine claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan and the Company does not have any Knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such action, suit or claim.

(i) The Company has, at least one (1) Business Day prior to Closing, terminated the Phoenix Container, Inc. 401(k) Retirement Plan (the “Company 401(k) Plan”) and provided written evidence reasonably satisfactory to Purchaser regarding same, including written board resolutions or consents and plan amendments reflecting such plan termination.

3.15 Compliance with Laws; Permits; No Proceedings.

(a) The Company has and, to the Company’s Knowledge, its officers, directors, agents and employees have, in all material respects, complied with and are presently in compliance with any and all Laws (including any policies having the force and effect of Law, any rules of common law and any judicial or administrative interpretations thereof) relating to the operation of the Business, interactions and relationships with the Company’s customers and competitors and the maintenance and operation of the Company’s properties and assets, and no Actions have been filed against the Company alleging any violation of any of the foregoing (nor has the Company received written notice of any such violations) and, to the Company’s Knowledge, no such Actions are threatened or reasonably foreseeable.

(b) Schedule 3.15(b) contains a list of all insurance and other approvals, authorizations, consents, licenses, sublicenses, permits, variances, franchises, orders, registrations and certificates of a Government Entity (“Permits”) currently owned or possessed by the Company or which are otherwise required for the Company to conduct the Business. The Company has made available to Purchaser true and complete copies of all of such Permits as are currently in effect. All Permits are valid and in good standing and are in full force and effect, except as otherwise noted on Schedule 3.15(b). There is no default or violation, and no event has occurred which, with notice or the lapse of time, would constitute a material default or violation, of any term, condition or provision of any Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There is no Action pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit. No loss or expiration of any Permit is pending or, to the Company’s Knowledge, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.16 Environmental Matters. Except as set forth on Schedule 3.16:

(a) The Company is, and has been for the past five (5) years, in compliance in all material respects with all Environmental Laws, except for such noncompliance that has been fully resolved without future obligation.

(b) Without limiting the generality of the foregoing, the Company has obtained and is, and has been for the past five (5) years, in compliance in all material respects with all permits, licenses and other authorizations required pursuant to any Environmental Laws for the operation of the business of the Company and the occupation of the facilities of the Company, except for such noncompliance that has been fully resolved without future obligation.

(c) The Company is not subject to any Environmental Claim and there are no Environmental Claims, pending or, to the Knowledge of the Company, threatened, against the Company.

(d) The Company has released no Hazardous Substances at any facility of the Company or at any other location, except in compliance in all material respects with Environmental Laws or as would not give rise to Liability under Environmental Laws on or after the Closing Date.

(e) The Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any material Liability of any other Person relating to Environmental Law or any Hazardous Substance.

(f) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance, so as would give rise to material Liabilities of the Company under any Environmental Laws (including CERCLA) on or after the Closing Date.

(g) The Company has not manufactured, sold, marketed, installed or distributed products or items containing asbestos, silica, or mercury, and has no Liability with respect to the presence or alleged presence of any such substance in any product or item or at or upon any property or facility.

(h) Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any Liabilities on the Company or otherwise for site investigation or cleanup, or notification to or consent of any Government Entity or third parties under any Environmental Law (including ISRA and any other so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(i) To the Knowledge of the Company, none of the following exists at any property or facility owned, occupied or operated by the Company: (i) underground storage tanks; (ii) landfills, dumps, or waste disposal areas; (iii) asbestos-containing material in any form that violates or requires abatement under any Environmental Law or the Occupational Safety and Health Act (iv) materials or equipment containing polychlorinated biphenyls; or (v) drinking water wells, monitoring wells or production water wells.

(j) The Company has provided or made available to the Purchaser or its agents copies of all environmental reports, audits, assessments, investigations, and other material environmental documents, related to the Company or the current or former facilities or operations of the Company, to the extent the foregoing are in the possession, custody, or under the reasonable control of the Sellers or the Company.

3.17 Affiliate Transactions. Except as set forth on Schedule 3.17, no officer, director, employee, shareholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company, is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Company, other than salary or other compensation or benefits under Employee Plans paid or payable in the ordinary course of business consistent with past practice.

3.18 Real Property.

(a) The Company does not own any real property.

(b) The Company has delivered to the Purchaser a true and complete copy of all leases, subleases, licenses, concessions (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) and other agreements (the “Leases”) pursuant to which the Company holds any land, buildings, structures, improvements, fixtures or other interest in real property (the “Leased Real Property”) (including oral leases), and in the case of an oral lease, a written summary of the material terms of such lease. Except as set forth on Schedule 3.18(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease (and the 1200 Lease Amendment) by the other party thereto and the application of any bankruptcy or other creditor’s rights laws; (ii) the possession and quiet enjoyment of the Leased Real Property under each such Lease has not been disturbed, and there are no material disputes with respect to such Lease; (iii) the Company is not in default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a default by the Company or to the Knowledge of the Company, any other party to such Lease or otherwise permit the termination or modification thereof or the acceleration of rent thereunder (including the consummation of the transactions contemplated herein); (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any rights or interest under any of the Leased Real Property or sublet or permitted any other Person to occupy any part of the Leased Real Property; (v) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (vi) there are no Liens on the estate or interest created by such Lease; (vii) all buildings, improvements or other property leased or subleased thereunder have received all approvals of any Government Entity required in connection with the operation thereof and, except for those which would not be reasonably expected to have a Material Adverse Effect, have been operated and maintained in accordance with applicable Laws, rules and regulations; (viii) no party to such Lease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to such Lease; and (ix) such Lease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms (subject to the Lease Amendments) following the Closing. The Leased Real Property identified in Schedule 3.18(b) comprise all of the real property used or intended to be used in, or otherwise related to, the Business and operations of the Company.

3.19 Insurance. Schedule 3.19 contains a description of each insurance policy or any other form of insurance maintained by the Company with respect to its properties, assets and business. All of such insurance policies are in full force, and effect and the Company is not in breach or default with respect to its obligations under any insurance policy it maintains (including with respect to the payment of premiums), and no claim for coverage has been denied. The Company has not received any written notice of cancellation or intent to cancel or notice of increase or intent to increase premiums in any respect with respect to such policies. Except as set forth on Schedule 3.19, the Company does not have any self-insurance or co-insurance programs.

3.20 Customers and Suppliers. Schedule 3.20(a) sets forth (a) each of the twenty (20) largest customers of the Company, determined by revenue for the eleven (11) months ended November 30, 2010 (“Material Customers”) and (b) each of the twenty (20) largest suppliers of the Company taken as a whole, determined by purchases for the eleven (11) months ended November 30, 2010 (“Material Suppliers”). Except as set forth on Schedule 3.20(b), the Company has not received any notice from any Material Customer that such Material Customer is considering or intends, anticipates or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any notice from any

Material Supplier that such Material Supplier is considering or intends, anticipates or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.21 Guaranties and Indebtedness. Except as set forth on Schedule 3.21(a), the Company is not a guarantor for any Liability (including Indebtedness) of any other Person (such items set forth on Schedule 3.21(a), each a “Company Guaranty” and, collectively, the “Company Guaranties”). Except as set forth on Schedule 3.21(b), the Company has no outstanding Indebtedness.

3.22 No Acceleration of Rights or Benefits. Except as set forth on Schedule 3.22, (i) the Company has not made, and is not it obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or any other change of control transaction and (ii) no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement and no Person’s rights or obligations may be modified upon a change of control of the Company or provide any Person the right to receive payment (including rescission or liquidated damages) upon a change of control of the Company.

3.23 Officers and Directors; Bank Accounts. Schedule 3.23 lists all officers and directors of the Company and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

3.24 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.25 Product Warranty. Except as set forth on Schedule 3.25, each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any material Liability (and, to the Knowledge of the Company, there exist no set of facts or conditions for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability with respect thereto) for replacement or repair thereof or other damages in connection therewith other than in the ordinary course of business.

3.26 Product Liability. Other than as set forth on Schedule 3.26, the Company does not have any material Liability (and, to the Knowledge of the Company, there exist no set of facts or conditions for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company other than in the ordinary course of business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Purchaser and Central Can to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to the Purchaser and Central Can as of the Closing Date as follows (provided that, for the avoidance of doubt, in the absence of fraud, the rights and remedies of Central Can and the Purchaser with respect to any breach of the following representations and warranties are subject to Article VI):

4.1 Authorization; No Breach.

(a) Each Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. To the extent applicable, such Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which such Seller is a party have been duly authorized by such Seller. This Agreement and all other agreements or instruments contemplated hereby to which such Seller is a party or by which such Seller is bound, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Except as set forth on Schedule 4.1(b), the execution, delivery and performance by such Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with any third party or Government Entity pursuant to, (A) the Governing Documents of such Seller, if applicable, (B) any Order or Law to which such Seller is subject, or (C) any material agreement, instrument, order, judgment or decree to which such Seller is subject, other than, in each case with respect to clauses (A) through (C) above, those which have been obtained or completed as of the date hereof.

4.2 Title to Shares; Ownership of the Sellers. Such Seller owns of record and beneficially the Shares set forth opposite such Seller’s name on Schedule 4.2, and such Seller has good and marketable title to such Shares, free and clear of all Liens (other than restrictions contained in the Governing Documents of the Company). Except as set forth on Schedule 4.2, such Seller is not a party to (a) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any capital stock of either Company or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of either Company. At the Closing, such Seller shall sell, transfer and convey the Shares to the Purchaser free and clear of all Liens. Other than the Shares set forth opposite such Seller’s name on Schedule 4.2, Seller does not own any other equity interests of, securities, instruments or rights convertible into equity interests of the Company or options, warrants or other rights to acquire equity interests of the Company.

4.3 Litigation. There are no Actions pending or, to the knowledge of such Seller, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CENTRAL CAN

AND THE PURCHASER

As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to the Sellers as of the Closing Date as follows (provided that, for the avoidance of doubt, in the absence of fraud, the rights and remedies of Sellers with respect to any breach of the following representations and warranties are subject to Article VI):

5.1 Organization and Power. Each of Central Can and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each of Central Can and the Purchaser possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

5.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Central Can and the Purchaser are parties or by which Central Can and the Purchaser are bound have been duly authorized by all requisite action. This Agreement and all other agreements contemplated hereby to which Central Can and the Purchaser are parties, when executed and delivered by Central Can and the Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of Central Can and the Purchaser, enforceable against each of them in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by Central Can and the Purchaser of this Agreement and all other agreements contemplated hereby to which the Central Can and the Purchaser are parties, and the fulfillment of and compliance with the respective terms hereof and thereof by Central Can and the Purchaser, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the Governing Documents of either Central Can or the Purchaser, (B) any Law to which Central Can or the Purchaser is subject (prior to the consummation of the transactions contemplated hereby) or (C) any material agreement, instrument, order, judgment or decree to which Central Can or the Purchaser is subject.

5.3 Litigation. Except as set forth on Schedule 5.3, no suit, Action or other proceeding, or injunction or final judgment, Order or decree relating thereto, exists or, to the knowledge of Central Can or the Purchaser, is pending or threatened by or before any court or arbitrator or any Government Entity (or any quasi-judicial or administrative agency thereof) or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby or which prohibits the consummation of the transactions contemplated hereby.

5.4 Brokers. None of Central Can, the Purchaser or any of their respective representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1 Survival of Representations and Warranties.

(a) Generally. The representations and warranties of Central Can, Purchaser and the Sellers in this Agreement or in any certificate (including each certificate of the Company delivered pursuant to Section 2.1 of this Agreement), shall survive the Closing and terminate on the date that is the 18 month anniversary of the Closing Date, except that the representations and warranties set forth in (i) Sections 3.1 (Organization; Authority; No Breach), 3.2(a) (Capitalization), 3.7 (Title to Personal Property), 3.12 (Brokerage), 4.1(a) (Authority of Sellers), and 4.2 (Title to Shares) shall survive indefinitely, (ii) Sections 3.15 (Compliance with Laws; Permits), 3.16 (Environmental Matters) and 3.21 (Guaranties and Indebtedness) shall survive the Closing and terminate on the date that is the three (3) year anniversary of the Closing Date and (iii) Section 3.8 (Tax Matters) and 3.14 (Employee Benefit Plans) shall survive until ninety (90) days following the expiration of any applicable statutes of limitations (including extensions thereof). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if written notice of the inaccuracy or breach thereof, describing the factual basis of the claim in reasonable detail, giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the applicable limitation date until the claim for indemnity with respect to such breach is finally resolved and such rights to indemnification shall apply to Losses arising both prior to and after such limitation date. For the avoidance of doubt, other than survival limitations for breaches of representations and warranties as set forth in this Section 6.1(a), there shall be no time limitation for bringing any other claim for indemnification pursuant to this Article VI.

(b) Special Rule for Fraud. Notwithstanding anything in this Section 6.1 to the contrary, in the event of any breach of a representation or warranty by a Party that constitutes actual fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

6.2 Indemnification Obligations and Procedures.

(a) Indemnification Obligations of the Sellers. From and after the Closing, subject to Section 6.2(c) below and the other limitations set forth herein, (x) with respect to subsections (i), (iv), (v) and (vi) below the Sellers shall severally and jointly, and (y) with respect to subsections (ii) and (iii) below, each Seller shall individually and severally (and not jointly), indemnify Central Can, the Purchaser and its Affiliates (including the Company) and their respective shareholders, partners, officers, directors, employees, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred for any loss, Liability, Action, cause of action, cost, damage or expense, Tax or diminution in value, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Purchaser Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of the Sellers under Article III hereof;

(ii) any breach of representation or warranty by any Seller under Article IV hereof;

(iii) any breach of any covenant or agreement by any Seller under Sections 1.4, 7.1, 7.2, 7.3, 7.6 or 9.3 hereof;

(iv) any breach of any covenant or agreement by any Seller or the Seller Representative under this Agreement, other than those described in subsection (iii) above;

(v) the use or transfer of any assets of the Company (including Cash) to the extent such assets are sold, liquidated, disposed of or otherwise used to make payment or discharge any Indebtedness of the Company, pay any dividends to equityholders of the Company or repurchase any equity securities of the Company, in each case following the Adjustment Calculation Time and prior to the Closing;

(vi) any breach by Phoenix Closing of any of its obligations under the Repairs Side Letter; or

(vii) all matters set forth on Schedule 6.2(a)(vii) (Known Environmental Matters).

(b) Indemnification Obligations of the Purchaser and Central Can. From and after the Closing, subject to the limitations set forth herein, the Purchaser and Central Can shall, severally and jointly, indemnify the Sellers and their Affiliates, shareholders, officers, directors, trustees, employees, agents, representatives, attorneys, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any Losses which any Seller Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of Central Can or the Purchaser under Article V hereof; or

(ii) any breach of any covenant or agreement of the Company, Central Can or the Purchaser under this Agreement.

(c) Limitations on Sellers’ Indemnification Obligations.

(i) Notwithstanding the foregoing, the Sellers shall not be required to indemnify the Purchaser Indemnified Parties in respect of any Loss subject to indemnification under Section 6.2(a)(i) unless and until the aggregate of all Losses subject to indemnification under Section 6.2(a)(i) exceeds $400,000 (the “Deductible”), in which case the Sellers shall be required to indemnify the Purchaser Indemnified Parties for only such Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses to the extent such Losses arise from or relate to fraud or breach of a Fundamental Rep.

(ii) The Escrow Account shall be the sole and exclusive source of recovery for any Purchaser Indemnified Party with respect to any indemnification obligations for amounts owed by a Seller to any Purchaser Indemnified Party under Section 6.2(a) hereof, and such amounts shall be satisfied out of the Escrow Account, subject to the terms and conditions of the Escrow Agreement; provided, however, that the foregoing shall not apply to: (A) any Losses of a Purchaser Indemnified Party related to fraud or any indemnification obligations of a Seller under Sections 6.2(a)(ii), (iii) or (iv) hereof, (x) which, at the Purchaser Indemnified Party’s discretion, may be brought by a Purchaser Indemnified Party against the Escrow Account and to the extent there are insufficient funds available in the Escrow Account to satisfy such claim (determined assuming that the amount of all claims then pending against the Escrow Account will not be available to satisfy such claims), may be claimed by the Purchaser Indemnified Party against the individual breaching Seller or the Seller committing fraud or (y) which, at the Purchaser Indemnified Party’s discretion, may be brought by a Purchaser Indemnified Party directly against a Seller without regard to the Escrow

Account; (B) any Losses of a Purchaser Indemnified Party arising from or related to breach of a Fundamental Rep (other than an Individual Fundamental Rep, which is instead covered by clause (A) of this proviso) or any indemnification obligations of the Sellers under Sections 6.2(a)(v) or (vi) hereof, (x) which, at the Purchaser Indemnified Party’s discretion, may be brought by a Purchaser Indemnified Party against the Escrow Account and to the extent there are insufficient funds available in the Escrow Account to satisfy such claim (determined assuming that the amount of all claims then pending against the Escrow Account will not be available to satisfy such claims) may be claimed by a Purchaser Indemnified Party against the Sellers severally (and not jointly), with each Seller responsible for an amount determined by multiplying the amount of such indemnification obligation by such Seller’s Pro Rata Share or (y) which, at the Purchaser Indemnified Party’s discretion, may be brought by a Purchaser Indemnified Party directly against Sellers, severally and not jointly, without regard to the Escrow Account, with each Seller responsible for an amount determined by multiplying the amount of such indemnification obligation by such Seller’s Pro Rata Share, or (C) any Losses of a Purchaser Indemnified Party arising from or related to any indemnification obligations of the Sellers under Sections 6.2(a)(vii) hereof, (x) which shall, for claims made prior to the 18 month anniversary of the Closing Date, be brought by a Purchaser Indemnified Party against the Escrow Account and to the extent there are insufficient funds available in the Escrow Account to satisfy such claim (determined assuming that the amount of all claims then pending against the Escrow Account will not be available to satisfy such claims) may be claimed by a Purchaser Indemnified Party against the Sellers severally (and not jointly), with each Seller responsible for an amount determined by multiplying the amount of such indemnification obligation by such Seller’s Pro Rata Share or (y) which shall, for claims made on or after the 18 month anniversary of the Closing Date, be brought by a Purchaser Indemnified Party directly against Sellers, severally and not jointly, without regard to the Escrow Account, with each Seller responsible for an amount determined by multiplying the amount of such indemnification obligation by such Seller’s Pro Rata Share.

(iii) Except in the case of fraud and except for claims for indemnification against such Seller pursuant to Section 6.2(a)(iii), each of which shall be governed by Section 6.2(c)(ii)(A), in no event shall a Seller’s indemnification obligations hereunder exceed the amount of proceeds actually received by such Seller in respect of his or its Purchased Shares.

(d) Manner of Payment. Other than as set forth in Section 6.2(c)(ii) above, any indemnification of the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to this Section 6.2 shall be effected by wire transfer of immediately available funds from the Sellers (on a several, and not joint, basis) or the respective Seller, as applicable or Central Can or the Purchaser (on a joint and several basis), as the case may be, to an account designated in writing by the applicable Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, within fifteen (15) days after the determination thereof that is binding on the Indemnitor (as defined below).

(e) Third Party Claims. Any Person making a claim for indemnification under this Section 6.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof; provided that, prior to the Indemnitor assuming control of such defense it shall, within twenty (20) days of its receipt of an indemnification claim, first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification; and provided, further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to the Indemnitee’s future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (E) upon petition by the Indemnitee, a court of competent jurisdiction rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (F) the Indemnitee reasonably believes that the Indemnitor lacks the financial resources to satisfy any Losses relating to the claim;

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before consenting to the entry of any judgment with respect to, entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such entry into judgment, settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and

(iv) if the Indemnitor is not entitled to, or does not, assume control of such defense pursuant to the preceding provisions of this Section 6.2(e), the Indemnitee shall control such defense without waiving any right that the Indemnitee may have against the Indemnitor for indemnification pursuant to this Section 6.2.

(f) Direct Claims. Any claim by an Indemnitee on account of Losses which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnitor as soon as practicable after the Indemnitee becomes aware of such Losses (such notice, a “Direct Claim Notice”). A Direct Claim Notice will describe the Direct Claim in reasonable detail, will include copies of all available written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of a Direct Claim Notice within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of thirty (30) Business Days from the date the Indemnitee receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Negotiation Period”). If the Negotiation Period has not resulted in a resolution of the Direct Claim that is the subject of the Direct Claim Notice prior to the expiration thereof, the Indemnitor or the Indemnitee may submit the dispute for resolution to a court of competent jurisdiction in accordance with Sections 9.14 and 9.15 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

(g) Notice of Claims. A failure to give timely notice or to include any specified information in any notice as provided in this Section 6.2 will not affect the rights or obligations of any party hereunder, except to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(h) Recoveries. The amount of any Loss suffered by an Indemnitee under this Agreement will be reduced by the amount, if any, of (i) Tax benefits actually realized directly on account of such Loss by the Indemnitee in the year in which such Loss occurred and (ii) the cash recovery (net of reasonable out of pocket expenses incurred in obtaining such recovery and the amount of any retrospective or other current increase in the insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses) that the Indemnitee has actually received with respect thereto under any insurance policies maintained by the Company prior to the Closing. If an Indemnitee realizes a Tax benefit directly on account of (and in the same year as or the two Tax years after) a Loss, after an indemnification payment has been made to such Indemnitee in respect of such Loss, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax benefit at such time or times as and to the extent that such Tax benefit is actually realized by the Indemnitee.

(i) Mitigation. Nothing herein shall be deemed to waive any common law duty of mitigation that any Indemnitee has; provided that in no event shall such duty of mitigation require any Indemnitee to take any action contrary to any Law or Permit.

(j) Effect of Investigation. The right to indemnification, payment of Losses of a Purchaser Indemnified Party or a Seller Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of the Sellers or Central Can and/or the Purchaser, respectively, contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, and will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

(k) Purchase Price Adjustment Treatment. All indemnification payments made pursuant to this Article VI shall be treated as adjustments to the Purchase Price.

(l) Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(m) Exclusive Remedy. Except (i) as set forth in Sections 1.4, and 9.2, (ii) for claims for fraud, (iii) for claims for injunctive or other equitable relief pursuant to Sections 7.2, 7.3, 7.6 and 9.3, and (iv) for claims under the other documents and instructions entered into in connection with the transactions contemplated hereby, from and after the Closing, the remedies provided by this Article VI, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement, and such parties hereby waive, and release one another from, all other remedies, whether common law or statutory or at equity.

6.3 BWAY Guaranty. Subject to the remainder of this Section 6.3, BWAY hereby absolutely, irrevocably and unconditionally guarantees to each of the Seller Indemnified Parties the prompt, punctual and complete payment when due of all obligations and liabilities, whether now in existence or hereafter arising, of Central Can and the Purchaser and the Company arising out of or under this Agreement (such obligations, the “Guaranteed Obligations”). BWAY’s guaranty provided under this Section 6.3 is one of payment and not of collection. Upon the failure of Central Can or the Purchaser to punctually to pay in full any of the Guaranteed Obligations when due, BWAY shall promptly pay such due and unpaid Guaranteed Obligations in full, and each of the Seller Indemnified Parties shall have the right to proceed first and directly against BWAY under this Section 6.3 without proceeding against any other person or entity or exhausting any other remedies which it may have and without resorting to any other security held by it. BWAY hereby waives notice of any obligation or liability to which it may apply and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by any Seller Indemnified Party against, and any other notice to, any of the Purchaser, Central Can, BWAY or others. BWAY agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred in the enforcement or protection of the rights of any Seller Indemnified Party in connection with a breach of this Section 6.3 by BWAY.

ARTICLE VII

POST CLOSING COVENANTS

7.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VI). The Sellers acknowledge and agree that from and after the Closing Central Can and the Company will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

7.2 Confidentiality. Each Seller shall treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except in connection with this Agreement. In the event that any Seller (or any officer or director thereof) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Central Can promptly of the request or requirement so that Central Can may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller (or any Affiliate thereof) is, on the advice of counsel, compelled to disclose any Confidential Information to in any judicial or regulatory proceeding, such Seller (or any Affiliate thereof) may disclose such Confidential Information. Upon consummation of the transactions contemplated by this Agreement, each Seller shall, and shall cause its Affiliates, advisors, agents and representatives to deliver promptly to Central Can, at the request and option of Central Can, all tangible embodiments (and all copies) of such Confidential Information which are in such Seller’s possession or under such Seller’s control or, if Central Can shall expressly permit, certify to Central Can in writing that any such Confidential Information in such Seller’s possession or under such Seller’s control has been destroyed.

7.3 Restrictive Covenants. Sellers acknowledge and agree that substantial and valuable assets which belong to the Company include the trade names, Confidential Information, relationships with customers, and associated goodwill of the Company, and that the relationships which the Company has with its employees, vendors and agents are significant business relationships necessary for Company to continue to conduct the Business and that the Company shall be primarily engaged in conducting the Business throughout the world. The Sellers further acknowledge and agree that the Company has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets, relationships and businesses, and that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests. The Sellers further acknowledge and agree that the payment at Closing of the portion of the Purchase Price due at Closing shall constitute, among other things full consideration for such covenants, and the associated goodwill of the Company. In addition, the Sellers acknowledge and agree that monetary damages will not be an adequate remedy for any material breach of any of their covenants contained in this Section 7.3, and that irreparable injury may result to the Company or its successors in interest in the event of any such material breach. Accordingly, each Seller agrees to the following restrictions:

(a) Each Seller will not, directly or indirectly (including through any other Seller), use or grant to any Person the right to use at any time, the trade names set forth in Schedule 7.3(a), or any similar names, juxtapositions or derivations thereof, without the prior written consent of the Company.

(b) Each Seller agrees that from and after the Closing Date and continuing for five (5) years from the Closing Date (the “Restricted Period”), such Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, either for himself or through any other Person, as an employee, agent, consultant, director, equityholder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), permit such party’s name to be used by any enterprise that engages in or participates in, or otherwise assist any Person that engages in competition with the Business or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in competition with the Business anywhere in the world. Nothing contained herein shall be construed to prevent a Seller from investing in the stock of any competing Person listed on a national securities exchange or traded in the over the counter market so long as such party is not involved in the business of such Person and such party does not own more than one percent (1%) of the equity of such Person.

(c) Without limiting the generality of the provisions of Section 7.3(b), each Seller hereby agrees that during the Restricted Period such Seller will not, and shall cause each of his Affiliates not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity without Central Can’s prior written consent, (i) solicit business from any Person which is or was a client, customer, supplier, licensee, licensor or other business relation of the Company during the one (1) year period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the Business or (ii) encourage, initiate or participate in discussions or negotiations with, provide any information to any Person which is or becomes an acquisition target, client, customer, supplier, licensee or licensor of the Business (including any Person engaged in discussions with the Company related to such Person becoming a client, customer, supplier, licensee or licensor of the Business) with respect to the termination or other alteration of such Person’s relationship (or potential relationship) with Central Can, the Purchaser, the Company or the Business.

(d) During the Restricted Period, each Seller shall not, and shall cause each of his Affiliates not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of Central Can, employ, engage, recruit or solicit for employment or engagement (other than by a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of the Company), any Person who is (or was during the one (1) year period preceding the Closing Date) employed by the Company, or otherwise seek to interfere with, influence or alter any such Person’s relationship with any of the foregoing.

(e) Each Seller acknowledges and agrees that the territorial, time and scope limitations set forth in this Section 7.3 are reasonable and are properly required to protect Central Can’s and the Purchaser’s substantial investment hereunder and for the protection of Central Can’s and the Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Company’s businesses, and that such limitations would not impose any undue burden upon such Seller. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, Central Can, the Purchaser and each of the Sellers agree, and each of the Sellers submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision shall be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect and this provision shall remain in full force and effect as set forth herein with respect to all other jurisdictions.

7.4 Tax Matters. Notwithstanding anything in this Agreement to the contrary, the following provisions shall govern the allocation of responsibility as between the Sellers and Central Can for Tax matters following the Closing Date.

(a) Pre-Closing Taxes. Sellers shall remain liable and shall jointly and severally indemnify and hold each of the Purchaser Indemnified Parties harmless from and against any Loss attributable to (i) all Taxes (or the non payment thereof) of or arising with respect to the Company for all Pre-Closing Tax Periods, (ii) any and all Taxes of any member of an Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring prior to the Closing Date; provided, that notwithstanding the foregoing, the Sellers shall not be liable for (i) any Taxes relating to any transactions not in the ordinary course of business that occur after the time of Closing on the Closing Date that are not contemplated by this Agreement (which transactions shall be treated as occurring on the day after the Closing Date) or (ii) any Taxes to the extent included as a current liability or contra asset in the computation of Closing Net Working Capital. The Seller Representative (on behalf of the Sellers) shall reimburse Central Can for any Taxes of the Company or other amounts that are the responsibility of Sellers pursuant to this Section

7.4(a) within fifteen (15) days after receiving notice from Central Can that payment of such Taxes has either been made or will be made by Central Can or the Company.

(b) Straddle Period Allocation. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such other Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Tax Returns. Central Can shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. All such Tax Returns that are with respect to Pre-Closing Tax Periods shall be prepared in a manner consistent with the past custom and practice of the Company, except as required by applicable Law. Central Can shall present, or shall cause to be presented, to the Seller Representative for its review and comment any such Tax Return that is with respect to a Pre-Closing Tax Period within twenty (20) days prior to the filing of such Tax Return and shall make any changes to such Income Tax Returns as are reasonably requested by the Seller Representative. For the avoidance of doubt, all Company Expenses, to the extent deductible for Income Tax purposes, and except as otherwise required by Law, shall be reflected as deductions on any Tax Returns with respect to Income Taxes for the Company for the taxable period ending on the Closing Date and shall not be reflected as deductions on any Tax Returns with respect to Income Taxes filed by Central Can or any of its Affiliates (including the Company) for taxable periods ending after the Closing Date.

(d) Cooperation on Tax Matters.

(i) Central Can, Purchaser, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Sellers, Central Can and Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Central Can, Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records.

(ii) Central Can, the Purchaser and the Sellers further agree, upon the written request of one of the other parties, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii) The Company, Central Can, the Purchaser and the Sellers further agree, upon request, to provide each other party all information that the other parties may be required to report pursuant to Sections 6043 and 6043A of the Code and all Treasury Regulations promulgated thereunder.

(e) Tax Sharing Agreements. All Tax sharing agreements or other similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f) Transfer Taxes. All liabilities for sales, use, value added, registration, documentary, stamp and transfer Taxes, recording charges and similar Taxes, fees or charges imposed on the Company as a result of the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by Central Can. Central Can and the Seller Representative shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.

(g) Refunds. The amount of any refunds of Taxes to which the Company is entitled for any Pre-Closing Tax Period shall be for the account of the holders of Shares as of immediately prior to the Closing (with each Seller entitled to receive its Pro Rata Share of such amount), but only to the extent such refund of Taxes was not included as a current asset or contra liability in the computation of Closing Net Working Capital and excluding any refunds resulting from the carryback of any Tax items that are realized after the Closing Date. The amount of any other refunds of Taxes to which the Company is entitled shall be for the account of Central Can. Any such amounts owing to the Sellers as provided in this Section 7.4(g) shall be paid by Central Can within ten (10) Business Days of the receipt of any such refunds (net of any costs or Taxes related to the receipt of such refunds).

(h) Amendment of Tax Returns. Unless otherwise required by Law, no Tax Return of the Company with respect to a Pre-Closing Tax Period shall be amended without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed) if the effect of such amendment would be to increase the indemnification obligations of the Sellers pursuant to Section 7.4(a) or reduce the refunds of Taxes to which the Sellers and holders of Remaining Shares are entitled pursuant to Section 7.4(g).

(i) No Section 338 Election. No election under Section 338 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) shall be made with respect to the acquisition of the Company pursuant to this Agreement.

7.5 Seller Representative.

(a) The Sellers hereby represent and warrant that they have irrevocably appointed Kenneth Sokoloff (the “Seller Representative”) as such Seller’s representative, attorney in fact and agent, with full power of substitution to act in the name, place and stead of such Seller, to act on behalf of such Seller after the Closing in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate after the Closing, including the power (i) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration, and (ii) to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present, including settling or resolving any claims under Section 1.4 or Article VI hereof. The Seller Representative may resign at any time, and the Seller Representative may be removed by Sellers which collectively held at least 50% of all Shares held by the Sellers as of the Closing (a “Seller Majority”). In the event that the Seller Representative has resigned or been removed, the Seller Majority shall appoint a new Seller Representative, such appointment to become effective upon the written acceptance thereof by the new Seller Representative.

(b) The Seller Representative will not be liable for any act taken or omitted by it as permitted under this Agreement or the Escrow Agreement (including the execution of instructions to the Escrow Agent instructing the Escrow Agent to distribute funds to any Person as described herein), except if taken or omitted in bad faith or by willful misconduct. The Seller Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.5 shall release or hold harmless any Seller or the Seller Representative from their obligations to Central Can and/or the Purchaser under this Agreement, or otherwise operate to the detriment of Central Can and/or the Purchaser or Central Can’s and/or the Purchaser’s respective rights under this Agreement.

(d) Central Can, the Purchaser and the Purchaser Indemnified Parties shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Seller Representative in its capacity as such (with each of Central Can, the Purchaser and the Purchaser Indemnified Parties acknowledging that the Seller Representative may solicit the consent of the Sellers prior to acting), and shall have no liability or obligation to any Seller in respect thereof.

7.6 Releases.

(a) Release of Purchaser Releasees. From and as of the Closing, each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases Central Can, the Purchaser, the Company and their respective Affiliates, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Purchaser Releasees”) from any and all Liabilities, Losses and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the date hereof; provided that Liabilities and obligations acquitted, remised, discharged and released pursuant to this Section 7.6(a) shall not include (i) any rights of a Seller under this Agreement or any other agreement entered into with Central Can or, to the extent disclosed on the schedules hereto, the Company in connection with the transactions contemplated hereby or, (ii) accrued and unpaid salary owing to a Seller for the pay period that includes the Closing Date, (iii) subject to the terms hereof, unpaid benefits of a Seller accrued under each Employee Plan, to the extent such benefits have accrued prior to the Closing Date and (iv) rights of a Seller to reimbursement of business expenses of incurred in the ordinary course of business and the policies and practices of the Company, as applicable. Without limiting the generality of the foregoing, each Seller hereby acquits, remises, discharges and forever releases each Releasee from any Liability, Loss or obligation arising from or relating to (i) the payment of the Estimated Closing Purchase Price, any amount paid pursuant to Section 1.4, and any other amounts paid to Sellers generally pursuant to this Agreement being paid according to the Pro Rata Share of each Seller (or otherwise for the payment of the Purchase Price in accordance with the terms hereof) and agrees not to institute or bring any Action against any Releasee for payment to Sellers pursuant to this Agreement being made in accordance with the Pro Rata Share of the Sellers, (ii) the payment of (x) Liabilities pursuant to or as a result of the Sokoloff Letter Agreement or the Repurchase Agreements, and (y) other Company Expenses, (iii) such Seller’s ownership, control or other entitlement with respect to any capital stock or equity securities of the Company and any compensation, payment or other distribution in respect thereof, other than such Seller’s rights to receive payment of such Seller’s Pro Rata Share of the Purchase Price in respect of such Seller’s Purchased Shares in accordance with the terms herein and (iv) any ordinary Income Tax, short-term capital gains Tax, excise Tax, incidental Tax or other Tax to which such Seller becomes subject as a result of or in connection with the consummation of the transactions contemplated by this Agreement and the transfer of such Seller’s Purchased Shares in accordance with this Agreement, or any obligation to make any “gross-up” or other payments in respect of such Taxes.

(b) Release of Sellers. From and as of the Closing, each of Central Can, the Purchaser and the Company hereby unconditionally and irrevocably acquits, remises, discharges and forever releases each Seller from any and all Liabilities, Losses and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, that arise as a result of any claim that the Company may have against any Seller in its capacity as a stockholder or former stockholder of the Company (collectively, the “Seller Released Claims”); provided that the Seller Released Claims shall not include (i) any of the foregoing to the extent arising from the intentional misconduct, fraud or knowing violation of Law, (ii) any rights under any contract to which such Seller is party or subject that has not been terminated prior to the Closing, (iii) any defense or counterclaim in any suit initiated by such Seller or (iv) any claims or rights arising under this Agreement or other agreements entered into in connection herewith or otherwise in connection with the transactions contemplated hereby.

7.7 ISRA Compliance.

(a) The Sellers shall, at their sole cost and expense, comply with ISRA and promptly make the filings and take all actions required by ISRA or the New Jersey Department of Environmental Protection (the “NJDEP”) for the transactions described herein (“ISRA Compliance Activities”). The parties agree that the Sellers may implement the Approved Remediation Approaches in completing the ISRA Compliance Activities. Central Can shall, upon reasonable advance notice, permit the Sellers and their employees, agents, consultants, contractors, subcontractors and/or other authorized representatives (the “Authorized Persons”) reasonable access to any Leased Real Property subject to ISRA and shall reasonably cooperate with the Sellers and the Authorized Persons in their efforts to complete the ISRA Compliance Activities. Such reasonable cooperation shall include executing any documents necessary to complete the ISRA Compliance Activities, including documents required to support or implement any Approved Remediation Approach. Sellers shall not unreasonably interfere with the occupation of, or operations of Central Can, the Purchaser or its Affiliates, including the Company at such Leased Real Property. The Sellers shall keep Central Can reasonably apprised of its actions to comply with ISRA and shall promptly provide Central Can with copies of all filings and correspondence submitted to or received from any Governmental Authority in connection therewith. The Sellers shall promptly provide to Central Can documentation confirming the completion of the ISRA Compliance Activities, such as a Response Action Outcome or a no further action letter. In the event such documentation is not received prior to Closing, the Sellers shall file a completed remediation certification with the New Jersey Department of Environmental Protection and provide any required financial assurance to allow the transaction contemplated herein to proceed pending the prompt completion of all remaining ISRA obligations by the Sellers after Closing.

(b) For the avoidance of doubt, the Sellers’ obligation to satisfy the requirements of ISRA and to complete the ISRA Compliance Activities pursuant to this Agreement shall not include any obligation to address Hazardous Substances that were not present at, on, beneath, or migrating from the subject property on or prior to the date of Closing.

(c) In the event that a dispute arises among the parties regarding whether Sellers or Purchaser have complied with the requirements of this Section, the parties shall thereupon attempt in good faith to resolve any differences. In the event that the parties are unable to reach such conclusion on their own within thirty (30) days or such longer time as agreed to in writing by the parties, they shall submit the dispute for resolution to a mutually acceptable LSRP (“Arbiter”), the cost of which shall be shared equally between the parties to the dispute. Each party shall have the obligation to submit a dispute for resolution if they are not able to resolve their differences within 30 days of discovery of the dispute. If the parties cannot reach agreement on the selection of a single Arbiter, the parties will each select an LSRP to confer with each other and jointly select an LSRP who will serve as the Arbiter. The result of such dispute resolution process shall be binding on the parties, unless the parties otherwise agree at the onset of such process.

7.8 Merger. Promptly, but in any event not later than one Business Day, following the Closing, Central Can will cause the Merger to occur pursuant to Chapter 92A, Section 180 of the Nevada Code and the Merger shall have the effects set forth in Chapter 92A,

Section 250 of the Nevada Code. In connection therewith, Central Can shall cause a plan of merger to be approved meeting the requirements of the Nevada Code and shall cause articles of merger meeting the requirements of the Nevada Code to be filed with the Nevada Secretary of State. As a consequence of the Merger, each Remaining Share shall convert into the right to receive an amount in cash equal to the Aggregate Merger Consideration divided by the number of Remaining Shares; provided that the Company may condition the payment of such amount on the receipt of a letter of transmittal in form and substance reasonably satisfactory to Central Can.

7.9 Director and Officer Liability.

(a) Each of Central Can, the Purchaser and the Company agrees that, for the six-year period beginning on the Closing Date, it shall not (i) amend the indemnification, advancement of expenses or exculpation provisions from those that appear in the Company’s Governing Documents as in effect on the Closing Date and shall abide by such indemnification, advancement of expenses or exculpation clauses, in each case to the extent not in violation of the Nevada Code or other Law and (ii) commute or terminate any directors’ and officers’ “tail insurance” policy purchased by the Company prior to the Adjustment Calculation Time. Nothing in this Section 7.9 shall impair any rights of any current or former officer or director of the Company or any right of the Company, in each case under the Company’s articles of incorporation, bylaws or similar governing documents or any contract in existence as of the date hereof.

(b) If the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company honor the obligations set forth in this Section 7.9.

(c) The obligations of the Company under this Section 7.9 shall not be terminated or modified after the Closing in such a manner as to adversely affect any Person to whom this Section 7.9 applies without the prior written consent of such affected Person.

ARTICLE VIII

DEFINITIONS

8.1 Definitions. The terms defined in Annex A hereto, whenever used herein, shall have meanings set forth on Annex A for all purposes of this Agreement. The definitions on Annex A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Annex A are references to such section of this Agreement.

8.2 Usage and Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(c) The word “or” shall not be exclusive.

(d) The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.”

(e) The words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provision of this Agreement,

(f) Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(i) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

ARTICLE IX

MISCELLANEOUS

9.1 Fees; Expenses. Central Can will be responsible for all costs and expenses incurred by the Purchaser and its Affiliates in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby; provided that such costs and expenses may be paid by the Company if the transactions contemplated hereby are consummated. The Sellers will be responsible for all costs and expenses incurred by the Company or the Sellers in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby (to the extent that any such amount is not included in Closing Indebtedness). Each Seller will be solely responsible for all costs and expenses incurred by such Seller in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.

9.2 Remedies. Except as expressly provided in this Agreement, each of Central Can and the Purchaser shall be entitled to enforce any rights under any provision of this Agreement specifically (without posting a bond or other security) and to exercise all other rights granted by Laws. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. Each party hereby agrees that if any of the provisions of this Agreement were not performed by the Company or any Seller in accordance with their specific terms or were otherwise breached by the Company or any Seller: (a) irreparable damage would occur to each of Central Can and the Purchaser, (b) no adequate remedy at law would exist and damages would be difficult to determine and (c) that each of Central Can and the Purchaser shall be entitled to specific performance of the terms hereof.

9.3 Public Announcements. No party will disclose to any Person or Government Entity, issue any press release or make any other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the approval of Central Can and the Seller Representative, other than the press release attached hereto as Exhibit E. Notwithstanding the foregoing, Central Can and Sellers shall be allowed to disclose (a) the fact that the transactions contemplated hereby were consummated and (b) the terms of this Agreement and the terms of the transactions contemplated hereby (i) to representatives and employees of Central Can and its Affiliates (including from and after the Closing, the Company), (ii) to Central Can’s and its Affiliates’ investors in connection with summary information about Central Can’s or any of Central Can’s Affiliates financial condition, (iii) to any of Central Can’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom Madison Dearborn Partners, LLC discloses such information in the ordinary course of business, (iv) following the Closing, to any bona fide prospective purchaser of the equity or assets of Central Can or its Affiliates, and (v) as required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation or as part of any SEC filing required to be made by such party or any of such party’s Affiliates; provided that in the case of disclosures made pursuant to clauses (i) through (iv) of this Section 9.3, the recipient is bound by confidentiality obligations with respect thereto or the recipient is informed of the confidential nature of such information. Madison Dearborn Partners, LLC shall be allowed to issue general press releases in the ordinary course of business so long as the same are in compliance with this Agreement.

9.4 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by each of Central Can and the Seller Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

9.5 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Sellers, without the prior written consent of Central Can, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Central Can or the Purchaser without the prior written consent of the Seller Representative; provided that Central Can or the Purchaser may assign its rights under this Agreement to (a) any Affiliate of Central Can or the Purchaser (including, from and after the Closing, the Company), (b) any purchaser of all or substantially all of the assets of Central Can and/or the Purchaser, or (c) a lender of Central Can and/or the Purchaser or any of their respective Affiliates or agent therefor as collateral security for borrowing, at any time after the Closing Date; provided, further, that Central Can and/or the Purchaser, as applicable, will nonetheless remain liable for all of its respective obligations hereunder.

9.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.7 Counterparts; Delivery by Facsimile or PDF. This Agreement and the other Transaction Documents may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf)), all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.8 Descriptive Headings. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Annex, Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each provision of this Agreement shall be given independent significance. Without limiting the generality of the foregoing, in no event shall the purchase price adjustments provided for herein limit, prejudice or restrict, or be deemed to limit, prejudice or restrict, the rights to indemnification of any party hereunder.

9.9 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof whether written or oral, relating to such subject matter in any way and replace and supersede in their entirety all prior agreements and understandings (including that certain Letter of Intent, dated November 5, 2010, by and among BWAY Corporation, the Company and the other parties signatory thereto), all of which prior agreements and understandings and prior drafts of this Agreement shall be disregarded for purposes of interpreting this Agreement.

9.10 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, other than the parties hereto, the Purchaser Indemnified Parties (to the extent not a party hereto), the Seller Indemnified Parties (to the extent not a party hereto), the Releasees (to the extent not a party hereto), and their respective permitted successors and assigns, each of whom shall be entitled to enforce the provisions of this Agreement in which they are referenced.

9.11 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.12 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Annexes, Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

9.13 Further Assurances. At the request of any party hereto, each other party so requested shall execute and deliver such further instruments of conveyance and other documents or agreement as may be reasonably requested by any other party hereto in order to fully effectuate the transactions contemplated hereby.

9.14 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware located in New Castle County or the United States District Court for the District of Delaware for the purpose of any Action (in contract, tort or otherwise) arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action (in contract, tort or otherwise) any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any Action (in contract, tort or otherwise) arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action (in contract, tort or otherwise), to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.16 is reasonably calculated to give actual notice.

9.15 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES TO WAIVE, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 9.15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.16 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (v) if delivered by Internet mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to any Seller, the Company, Central Can or the Purchaser shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

To the Seller Representative or any Seller after the Closing:

c/o Phoenix Closing, LLC

P.O. Box 7616

North Brunswick, NJ 08902

Attention: Kenneth Sokoloff.

with a copy to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173-1922

Attention: C. David Goldman

Fax: 212-547 5444

E-mail: dgoldman@mwe.com

To Central Can, the Purchaser and the Company after the Closing:

c/o BWAY Corporation

1515 W. 22nd Street

Suite 550

Oak Brook, IL 60523

Attention: Kenneth M. Roessler

Fax: 630-203-4110

E-mail: ken.roessler@bwaycorp.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C.

Fax : 312-862-2200

E-mail: richard.campbell@kirkland.com

9.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

9.18 Relationship of the Parties. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind as between the Company (at or prior to Closing) or the Sellers, on the one hand, and Central Can or the Purchaser, on the other hand, each such party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein; provided that Central Can, the Purchaser or, after the Closing, the Company may cause an Affiliate to satisfy any of its obligations hereunder and payment or performance by such Affiliate shall be in full satisfaction of the obligations of Central Can, the Purchaser, or after the Closing, the Company. Without limiting the generality of the foregoing, the Company and each Seller acknowledges and agrees that it shall not have any claim or cause of action and shall not institute any Action arising from or related to this Agreement or the purchase and sale of the Purchased Shares contemplated hereby against any Purchaser Indemnified Person, other than Central Can, the Purchaser and, from and after the Closing, the Company, in each case to the extent contemplated hereby.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CENTRAL CAN COMPANY, INC.

By	/s/ Kenneth M. Roessler
Name: Kenneth M. Roessler
Title: President

PHOENIX MERGER SUB, INC.

By	/s/ Kenneth M. Roessler
Name: Kenneth M. Roessler
Title: President

PHOENIX CONTAINER, INC.

By	/s/ Kenneth Sokoloff
Name: Kenneth Sokoloff
Title: Chief Executive Officer

SELLER REPRESENTATIVE

By	/s/ Kenneth Sokoloff
Kenneth Sokoloff

Signature Page to the Stock Purchase and Merger Agreement

SELLERS:

/s/ Christian Perrucci
Christian Perrucci

/s/ Mike Perrucci
Mike Perrucci

SCHONFELD & WEINSTEIN, L.L.P.

By:	/s/ Joel Schonfeld
Name: Joel Schonfeld
Its: Partner

/s/ Joshua Sokoloff
Joshua Sokoloff

/s/ Kenneth Sokoloff
Kenneth Sokoloff

/s/ Barry Zankel
Barry Zankel

Signature Page to the Stock Purchase and Merger Agreement

Solely for purposes of Section 6.3 hereof:

BWAY CORPORATION

By:	/s/ Jeffrey M. O’Connell
Name: Jeffrey M. O’Connell
Its: Secretary

Signature Page to the Stock Purchase and Merger Agreement

ANNEX A

“Accounting Principles” means GAAP applied in a manner consistent with the Audited Financial Statements, it being understood that: (i) with respect to any calculation herein that is to be made in accordance with GAAP, consistently applied, if any item in the Audited Financial Statements was not applied in accordance with GAAP, the “Accounting Principles” shall require that such calculation herein be made in accordance with GAAP, (ii) such principles may deviate from accounting principles otherwise employed by Purchaser in its business, and (iii) such principles shall be deemed to be GAAP so long as they are reasonably considered as GAAP by the auditors who audited the Audited Financial Statements.

“Action” means any actual or threatened action, suit, proceeding, grievance, complaint, claim, charge, demand, audit, inquiry or investigation by or before (or that could come before) any Government Entity or any other Person, including any arbitrator, mediator or dispute resolution panel.

“Adjustment Calculation Time” means 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Aggregate Merger Consideration” means $454,539.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Rate” means the prime rate of interest per annum as of the date hereof announced in The Wall Street Journal.

“Approved Remediation Approaches” shall mean such methods of investigation and remediation as are permissible under applicable Environmental Laws and/or approved by the NJDEP to address any real property subject to ISRA as a result of this Agreement, and includes the use of institutional controls approved by the NJDEP as described in a deed notice restricting the use of such property to non-residential purposes, and may include a groundwater classification exception area, a well restriction area, as well as engineering controls such as surface capping so long as they (i) are in accordance with applicable Environmental Laws, and (ii) do not violate the lease agreement for such property or unreasonably interfere with or impair the use or occupation of such property by Central Can, the Purchaser or its Affiliates (including the Company) after the Closing Date. As between the parties hereto, Sellers shall be responsible for any monitoring and maintenance obligations and protectiveness certifications required by any deed notice or engineering controls. Notwithstanding the forgoing, the Company shall provide reasonable assistance to Sellers to enable Sellers to comply with such monitoring, maintenance and certification obligations. Such reasonable assistance by the Company shall consist of (i) not permitting any disturbances of any engineering controls or of any soil in any restricted areas, unless the Company has obtained the written consent of Sellers and NJDEP (to the extent NJDEP consent is required by the deed restriction); (ii) not permitting any land use changes at the real property that are inconsistent with the restrictions in the deed notice; and (iii) conducting visual inspections every two years (using Company personnel) of any restricted areas or institutional controls and providing the results of such inspections to Sellers in order to assist Sellers with any biennial certification that is required to be submitted to NJDEP pursuant to any such deed notice.

“Arbiter” has the meaning set forth in Section 7.7(c).

“Audited Financial Statements” means the audited consolidated balance sheet of the Company as of December 31, 2009, and the related statements of income and cash flows for the twelve month period then ended, together with a copy of the accountant’s report thereon.

“Authorized Persons” has the meaning set forth in Section 7.7(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cash” means, with respect to the Company, the amount of all cash and cash equivalents (including restricted cash) to the extent that the same are assets of the Company only and not of any Seller or any Affiliate of any Seller (excluding checks and wires in transit as of the Closing), determined in accordance with the Accounting Principles.

“Closing” has the meaning set forth in Section 1.3.

“Closing Cash Amount” means the aggregate amount of all Cash of the Company as of the Adjustment Calculation Time; provided, for the avoidance of doubt, that the Parties agree and acknowledge that the Sokoloff Exercise Amount shall not be included in the calculation of the Closing Cash Amount.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Indebtedness” means Indebtedness of the Company as of immediately prior to, but assuming consummation of, the Closing; provided, for the avoidance of doubt, that the Parties agree and acknowledge that the Sokoloff Cash Bonus Amount shall not be included in the calculation of the Closing Indebtedness.

“Closing Net Working Capital” means Net Working Capital of the Company as of the Adjustment Calculation Time; provided that, notwithstanding anything herein to the contrary, the results of the physical inventory taken by the parties and their respective advisors on or about the Closing Date shall be used to calculate inventory for purposes of calculations with respect to Closing Net Working Capital (which physical inventory shall, for the avoidance of doubt, be done in accordance with the Accounting Principles); provided further that neither the Sokoloff Exercise Amount nor the Sokoloff Bonus Amount shall be included in the computation of Closing Net Working Capital.

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“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Expenses” means (without duplication), (a) the collective amount payable by, or Liabilities of, the Company to outside legal counsel (including McDermott, Will & Emery LLP), accountants, advisors, brokers (including Westlake Securities) and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby and (b) all Liabilities of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses (including any unpaid Liabilities with respect to any Phoenix Bonus Options), transaction bonuses (including all Liabilities with respect to the closing bonus payments set forth on Schedule 3.6 and, without duplication, unpaid Liabilities under the Sokoloff Letter Agreement and unpaid bonus obligations under the Repurchase Agreements), termination and change of control arrangements, and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time (including in combination with any termination of employment following the Closing), in whole or in part by the consummation of the transactions contemplated by this Agreement (including any amounts payable pursuant to Section 280G of the Code or to offset any excise Taxes imposed under Section 4999 of the Code and any related Income Taxes).

“Company Guaranty” or “Company Guaranties” has the meaning set forth in Section 3.21.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, regarding the transactions contemplated hereby or the terms hereof or that is disclosed to, or developed or learned by, the Company or a Seller as an owner of the Shares or as an employee of the Company, as the case may be, in the performance of duties for, or on behalf of, Company or that relates to the Business, including: (i) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company or its Affiliates, its customers and its confidential information; (iii) industry research compiled by, or on behalf of Company, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company; (iv) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; and (v) information related to Company Intellectual Property Rights and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which (A) is or becomes generally available to the public other than as a result of a disclosure by a Seller in breach of Section 7.2 of this Agreement, (B) becomes available to a Seller on a non-confidential basis from a source other than Company, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of

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confidentiality to, Company or any other party with respect to such information, or (C) has been or is subsequently independently conceived or developed without use of or reference to the Confidential Information.

“Debt Instruments” means, collectively, those certain (i) Bond Agreement, dated as of March 1, 2010, by and among the Company, The Provident Bank and the New Jersey Economic Development Authority, (ii) Note of the Company, dated as of March 22, 2010, issued to he New Jersey Economic Development Authority in the principal amount of $2,288,000 and (iii) Commercial Promissory Note Line of Credit Agreement, dated as of March 22, 2010, by and between the Company and The Provident Bank providing for revolving credit line availability in the aggregate amount of $6,000,000, including each interest rate or currency rate swap agreement entered into in connection therewith.

“Deductible” has the meaning set forth in Section 6.2(c).

“Disputed Items” has the meaning set forth in Section 1.4(c).

“Employee Plan” means any “employee benefit plan” as such term is defined in ERISA §3(3), each severance, incentive or bonus, deferred compensation, profit sharing, retirement, welfare, vacation or paid time off, change-of-control, stock purchase, stock option or equity incentive plan, program, agreement or arrangement and any other employee benefit plan, program, agreement or arrangement maintained or contributed to by the Company or with respect to which the Company has any Liability.

“Environmental Claim” shall mean any claim, Action, complaint, cause of action, citation, Order, investigation or written or oral notice by any Person alleging potential Liability arising out of, based on, or resulting from (a) the actual or alleged presence, or Release, in either case on or prior to the Closing, of any Hazardous Substance at any location, or (b) any other circumstance or event occurring or existing on or prior to the Closing forming the basis of any violation of any Environmental Law.

“Environmental Laws” shall mean all applicable federal, state, local and foreign statutes, regulations and ordinances, and all other provisions having the force or effect of law, and all common law, as in effect on or prior to the date hereof concerning pollution, human health and safety, occupational health and safety, Hazardous Substances or protection of the environment.

“ERISA” has the meaning set forth in Section 3.14.

“Estimated Closing Cash Amount” has the meaning set forth in Section 1.2.

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.2.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.2.

“Estimated Closing Purchase Price” has the meaning set forth in Section 1.2.

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“Excess Amount” has the meaning set forth in Section 1.4(d).

“Excess Payments” means amounts in the nature of compensation which may reasonably be deemed contingent on a change of control of the Company for purposes of Section 280G of the Code (including as a result of the consummation of the transactions contemplated by this Agreement) and which otherwise would constitute parachute payments under Section 280G of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Purchase Price” means (i) $40,000,000, plus (ii) the Closing Cash Amount, plus (iii) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, minus (v) the Closing Indebtedness, minus (vi) the Aggregate Merger Consideration.

“Fundamental Reps” means the representations and warranties in Sections 3.1 (Organization; Authority; No Breach), 3.2(a) (Capitalization), 3.7 (Title to Personal Property), 3.8 (Tax Matters), and 3.12 (Brokerage).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and by laws, the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its limited liability company agreement.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“Guaranty Escrow Loan” means that certain loan by the Company to Phoenix Closing made on December 17, 2010 in the amount of $1,000,000 (the “Guaranty Escrow Loan Amount”).

“Hazardous Substance” means any substance or waste that is listed, defined, designated or classified as hazardous, toxic, corrosive or otherwise regulated under applicable Environmental Laws or that are subject to standards of conduct or may be the basis of Liability under applicable Environmental Laws, and includes petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, and lead-containing products.

“Income Tax” means any federal, state, local, provincial or foreign Tax based on, measured by or with respect to (in whole or in part) income, gross receipts, franchise, net worth or capital, including any interest, penalty or addition thereto.

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“Indebtedness” means, without duplication, the following indebtedness of the Company: (i) indebtedness for borrowed money (including all amounts required to be paid to retire, satisfy or otherwise fully discharge the obligations of the Company under the Debt Instruments as of the Closing Date (or as of the first date thereafter on which the Company is permitted to do so in accordance with the terms of the documents governing the Debt Instruments)), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) any obligation to pay the deferred purchase price of property (including machinery and equipment, capital stock or other equity securities) or services and any deferred purchase price Liabilities related to past acquisitions (including unpaid obligations, benefits and other Liabilities of the Company under the Repurchase Agreements), but excluding those trade payables incurred in the ordinary course of business consistent with past practice, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases or leases that in accordance with GAAP are or will be required to be capitalized, (vii) all Liabilities of the Company under conditional sale or other title retention agreements, (viii) all Company Expenses, and (ix) all indebtedness of others guaranteed by the Company (other than those Company Guaranties which have been released without further Liability to or payments due from the Company with respect thereto and such releases have been delivered to the Purchaser at or prior to Closing in accordance with Section 2.1 of this Agreement) or secured by any Lien on the assets of the Company, including for each of the foregoing clauses (i) through (ix), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith).

“Indemnitee” has the meaning set forth in Section 6.2(e).

“Indemnitor” has the meaning set forth in Section 6.2(e).

“Independent Arbitrator” has the meaning set forth in Section 1.4(c).

“Individual Fundamental Reps” has the meaning set forth in Section 4.1(a) (Authority of Sellers) and Section 4.2 (Title to Shares).

“Initial Statement” has the meaning set forth in Section 1.4(a).

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world (i) patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names, and corporate names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, (iv) trade secrets, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, technology, know how, inventions, improvements, specifications, business and manufacturing methods and processes, designs, formulae, recipes, techniques, technical data and manuals, and research and development information and all other confidential information, (v) computer software (including source code, object code, data, databases and documentation), (vi) registrations, applications and renewals for any of the foregoing, as applicable, and (vii) all other proprietary and intellectual property rights.

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“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended.

“ISRA Compliance Activities” has the meaning set forth in Section 7.7(a) hereof.

“Knowledge” means actual knowledge of any of Christian Perrucci, Mike Perrucci, Joshua Sokoloff, Kenneth Sokoloff and Barry Zankel.

“Law” or “Laws” means all statutes, laws, codes, ordinances, regulations, rules, Orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” means any liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted, cost or expense relating thereto.

“License Agreement” has the meaning set forth in Section 2.1(n).

“Lien” or “Liens” means any mortgage, license, pledge, security interest, right of first refusal, option, deed of trust, charge, conditional sales contract, claim, restriction, covenant, easement, right of way, title defect, encumbrance or lien of any nature whatsoever. For the avoidance of doubt, “Lien” shall not be deemed to include any restrictions on transfer arising under the Securities Act and/or applicable state securities laws.

“Losses” has the meaning set forth in Section 6.2(a).

“LSRP” has the meaning of “licensed site remediation professional” as set forth at N.J.A.C. 7:26C-1.3 or otherwise defined by the New Jersey Department of Environmental Protection.

“Material Adverse Effect” means any change, event, development, occurrence, state of facts or effect that, individually or in the aggregate, is materially adverse to, or could reasonably be expected to have a material adverse effect on, the Business, operations, value, cash flows, assets, liabilities, prospects, financial condition or operating results of the Company, or that materially impairs or delays the consummation of the transactions contemplated by this Agreement, excluding (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that affects any industry in which the Company operates; or (iii) the effect of any change arising in connection with earthquakes, hurricanes, tornadoes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or other force majeure events occurring after the date hereof; except, in each case, if the effect on the Company is disproportionate to the effect on other participants in the industry in which the Company operates such effect shall be considered in determining whether there has been a Material Adverse Effect.

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“Merger” has the meaning set forth in the recitals hereto.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Net Working Capital” means the excess of (a) the sum of net accounts receivable, net inventory, prepaid expenses, unallocated customer receipts and other current assets of the Company, minus (b) the sum of accounts payable, accrued liabilities, and other current liabilities of the Company, each as determined in accordance with the Accounting Principles. Notwithstanding the foregoing, “Net Working Capital” shall not include, with respect to current assets, any asset or contra-liability for Cash, Transaction Tax Benefits, Income Tax assets (including deferred Income Tax assets), deposits or progress payments for equipment, employee loans, deferred loan charges and origination fees or any assets held for sale or, with respect to current liabilities, any Liability or contra-asset for Indebtedness or Income Taxes (including deferred Income Tax liabilities).

“Nevada Code” means Title 7 of the Nevada Revised Statutes, as amended.

“NJDEP” shall have the meaning set forth in Section 7.7.

“Objection Notice” has the meaning set forth in Section 1.4(b).

“Objection Period” has the meaning set forth in Section 1.4(b).

“Order” means any order, civil investigative demand, judgment, injunction, award, decree, declaration, arbitration award or writ issued by any Government Entity.

“Other Shareholders” has the meaning set forth in the recitals hereto.

“Payoff Letters” has the meaning set forth in Section 2.1(h).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, that are not yet due and payable, (b) Liens imposed by applicable Law and incurred in the ordinary course of business consistent with past practice for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like, (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Government Entity having jurisdiction over such Leased Real Property and which are not violated by the current use or occupancy of any Leased Real Property or the operation of the Business thereon, (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Leased Real Property and other title defects which do not materially detract from the value of or materially impair the use or occupancy of such Leased Real Property or the operation of the Business of the Company, and (e) Liens set forth on Schedule 8.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Phoenix Bonus Options” has the meaning set forth in Section 3.13(d).

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“Phoenix Closing” means Phoenix Closing, LLC, a Delaware limited liability company.

“Phoenix Closing Funded Amount” means $600,000, which is being used by the Sellers to capitalize Phoenix Closing.

“Pre-Closing Tax Periods” means periods ending on or prior to the Closing Date and the portion up to and including the Closing Date for any period that includes (but does not end on) the Closing Date.

“Pro Rata Share” means, with respect to each Seller, the percentage determined by dividing (a) the percentage set forth opposite such Seller’s name on Annex C hereto by (b) 98.62%.

“Purchase Price” means the Final Purchase Price, as adjusted in accordance with Article VI.

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Purchaser Releasees” has the meaning set forth in Section 7.6(a).

“Release” for purposes of the environmental provisions of this agreement shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), and shall also include exposure to any Hazardous Substance.

“Remaining Shares” has the meaning set forth in the recitals.

“Repairs Side Letter” means that certain letter agreement, dated on or about the date hereof, by and between the Company and Phoenix Closing, LLC, as the same may be amended, modified, supplemented or waived from time to time.

“Repurchase Agreements” means those certain (i) Stock Purchase Agreement, dated as of July 16, 2007, by and between the Company and Mike Sakimura, and (ii) Retirement Separation and General Release Agreement, dated effective as of July 31, 2010, by and between the Company and Thomas Bartkovich.

“Response Action Outcome” has the meaning of “response action outcome” set forth at N.J.A.C. 7:26C-1.3, as amended.

“Restrictive Covenants” means the restrictive covenants applicable to the Sellers under Section 7.3 hereof.

“Salaried Employee Bonus Amount” has the meaning set forth in Section 1.3.

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“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Seller Majority” has the meaning set forth in Section 7.5(a).

“Seller Released Claims” has the meaning set forth in Section 7.7(b).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Share” means a share of common stock of the Company, no par value per share.

“Sokoloff Cash Bonus Amount” means the cash bonus of $532,959.45 payable to Josh Sokoloff at Closing in accordance with the terms of the Sokoloff Letter Agreement (including the reduction for withholding taxes applicable thereto).

“Sokoloff Exercise Amount” means an amount equal to $532,959.45, being the aggregate exercise price (which amount shall be delivered to the Company by Josh Sokoloff at Closing) for options to purchase 181.04 Shares issued to Josh Sokoloff, which options shall vest upon Closing pursuant to the Sokoloff Letter Agreement.

“Sokoloff Letter Agreement” means that certain letter from the Company to Joshua Sokoloff, dated as of May 18, 2010 and the resolution of the Board of Directors of the Company with respect to Joshua Sokoloff, dated as of April 20, 2010, and the foregoing are amended by that certain letter agreement dated as of December 20, 2010 and the notice of exercise from Joshua Sokoloff, dated as of December 20, 2010.

“Straddle Period” has the meaning set forth in Section 7.4(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” means $5,400,000.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, estimated, severance, windfall profits, unclaimed property or escheatment, stamp, duty, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments,

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additions to tax, penalties and interest; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, or by contract.

“Tax Return” means any return, declaration, information report, claim for refund or filing with respect to Taxes, including any schedules, supplements or attachments thereto and including any amendment thereof.

“Third Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

“Transaction Documents” means this Agreement, any document, instrument or certificate delivered pursuant to this Agreement, any collateral agreements executed in connection with the consummation of the transactions contemplated hereby and any other agreement entered into pursuant to the terms hereof.

“Transaction Tax Benefits” means all Tax deductions, Tax refund receivables, reductions in Tax liabilities and other Tax benefits and/or assets for the Company and its Subsidiaries (a) arising from related to the transactions contemplated hereby, and/or (b) arising from or related to net operating losses of the Company and its Subsidiaries for Tax periods ending on or including the Closing Date and expected to be realized, including by way of carryback or refund, at or after the Closing (including by preparing, amending and filing Tax Returns for the Tax period that includes the Closing Date and all prior Tax periods, and filing an application for a tentative carryback adjustment, to take account of such Tax benefits and/or assets, by seeking refunds of Taxes and estimated Taxes paid by the Company and its Subsidiaries at or after the Closing, and through the reduction in Taxes payable, including estimated Taxes payable, for Tax periods ending on or after the Closing Date and assuming all such actions are taken as soon as possible after the Closing Date). Transaction Tax Benefits determined pursuant to clause (a) shall include Tax deductions, Tax refund receivables, reductions in Tax liabilities and other Tax benefits and/or assets for the Company and its Subsidiaries related to or arising from the write-off of deferred financing fees, the payment of any portion of Estimated Closing Indebtedness, Closing Indebtedness or Company Expenses, (including, for the avoidance of doubt, the payment of any expenses related to the transactions contemplated hereby (including legal, investment banking and other advisor fees)), the exercise (including net exercise or cashless exercise) or cancellation of options (whether prior to or in connection with the Closing), and the payment of any compensation in connection with the transactions contemplated hereby), the write-off of any unamortized original issue discount related to the Closing Indebtedness or other or to any of the other transactions contemplated hereby, in each case determined giving effect to the capital structure of the Company and its Subsidiaries as of immediately prior to the Adjustment Calculation Time.

“Transfer Taxes” has the meaning set forth in Section 7.4(f).

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“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

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ANNEX B

OTHER SHAREHOLDERS

Name	Shares
Pete Ciszek	26.70
Joe Evert	1.00
Angelina Garley	1.00
Rich Ingram	1.00
Mel Taylor	1.00

ANNEX C

SELLERS’ PRO RATA SHARES

Name	Pro Rata Share
Kenneth Sokoloff	32.15%
Mike Perrucci	29.97%
Schonfeld & Weinstein, L.L.P.	20.79%
Josh Sokoloff	11.88%
Barry Zankel	2.20%
Christian Perrucci	1.63%

Total	98.62%